Exhibit 10.17

AMENDED AND RESTATED LOAN AGREEMENT

Dated as of August 9, 2017

between

KNIGHT THERAPEUTICS (BARBADOS) INC.

as Lender

– and –

SYNERGY CHC CORP.

as Borrower

i

Table of Contents (continued)

ii

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT is made with effect as of the ninth (9th) day of August, 2017, by and between SYNERGY CHC CORP., a corporation formed under the laws of the State of Nevada (the “Borrower”) and KNIGHT THERAPEUTICS (BARBADOS) INC., a corporation formed under the laws of Barbados, and one or more Persons to whom the foregoing or its permitted assigns may from time to time assign an interest in the Loan Documents (as defined below) (collectively, the “Lender”);

RECITALS:

WHEREAS the Borrower (then “known as Synergy Strips Corp.) and Lender entered into that certain loan agreement made as of January 21, 2015 (the “Initial Loan Agreement”), pursuant to which Lender extended a loan to the Borrower in the principal amount of $6,000,000 (the “First Tranche”);

WHEREAS the Borrower and Lender entered into that certain first amendment to the Initial Loan Agreement made as of the November 12, 2015, as amended by an amendment on December 3, 2015 (collectively with the Initial Loan Agreement, the “Existing Loan Agreement”), pursuant to which Lender extended an additional loan to the Borrower in the principal amount of $5,500,000 (the “Second Tranche”);

WHEREAS the Borrower has requested (i) an additional loan in the principal amount of $10,000,000 (the “Third Tranche”) and (ii) an ongoing credit facility for Additional Tranches (as defined below) for an aggregate of up to $20,000,000, and Lender has indicated its willingness to lend on the terms and conditions set forth herein;

WHEREAS Lender and the Borrower desire to amend and restate the Existing Loan Agreement, without novation, in order to, inter alia, provide for the Third Tranche and the Additional Tranches (as hereinafter defined) on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

1.1	General Definitions.

In this Agreement the following terms shall have the following meanings:

“Acquisition” means, with respect to any Person, any purchase or other acquisition by such Person, regardless of how accomplished or effected (including any such purchase or other acquisition effected by way of amalgamation, merger, arrangement, business combination or other form of corporate reorganization or by way of purchase, lease or other acquisition arrangements), of (i) any other Person (including any purchase or acquisition of such number of the issued and outstanding securities of, or such portion of an Equity Interest in, such other Person so that such other Person becomes a Subsidiary of the purchaser or of any of its Affiliates) or of all or substantially all of the Property of any other Person, or (ii) any division, business, operation or undertaking of any other Person or of all or substantially all of the Property of any division, business, operation or undertaking of any other Person.

“Action Request” means any request from any Governmental Authority under any Applicable Law whereby such body or agency requests that the Person requested takes action or steps or does acts or things in respect of any Property in its charge, management or control to remediate a matter which is not or is alleged not to be in compliance with all Applicable Laws.

“Affiliate” means: (i) any Person which, directly or indirectly, controls, is controlled by or is under common control with any other Person; (ii) any Person which beneficially owns or holds, directly or indirectly, fifty percent (50%) or more of any class of voting stock or Equity Interest (including partnership interests) of any other Person; or (iii) any Person, fifty percent (50%) or more of any class of the voting stock (or if such Person is not a corporation, fifty percent (50%) or more of the Equity Interest, including partnership interests) of which is beneficially owned or held, directly or indirectly, by any other Person. For the purposes of this definition, control of any Person (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to elect or appoint a majority of the board of directors of, or persons performing similar functions in respect of, such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this agreement and all schedules attached hereto; the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement, as amended, restated or supplemented from time to time, as a whole and not to any particular Article, Section, Schedule, or other portion hereof or thereof.

“Annual Business Plan” means the annual business plan of the Borrower, prepared on a Consolidated basis, with detailed financial projections and budgets on a quarter to quarter basis for the following one (1) Fiscal Year, in each case consisting of a balance sheet, statement of income, retained earnings, statement of cash flows, proposed Capital Expenditures and a list of assumptions upon which such projections are based.

“Applicable Law” means (i) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise), including all Health Care Laws and Privacy Laws, (ii) any judgment, order, writ, injunction, decision, ruling, decree or award; (iii) any regulatory policy, practice, guideline or directive; or (iv) any franchise, license, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Governmental Authority, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the property of such Person, in each case whether or not having the force of law.

“Arm’s Length” has the meaning specified in the definition of “Non-Arm’s Length”.

“Associate” with respect to Lender means an “associate” as defined in the Canada Business Corporations Act.

“Audited Financial Statements” means the audited Consolidated statement of financial position of the Borrower for the Fiscal Year ended December 31, including, without limitation, balance sheet, statement of income and retained earnings and statements of cash flows for such Fiscal Year prepared in accordance with GAAP.

“Auditor” means the Borrower’s auditor and includes its successor which needs be an auditor of recognized national standing from time to time.

“Board” means the Borrower’s board of directors.

“Borrower” means Synergy CHC Corp. (formerly known as Synergy Strips Corp.) a corporation incorporated under the laws of the State of Nevada, and its permitted successors and assigns.

“Breakthrough” means Breakthrough Products, Inc.

“Breakthrough Acquisition” means the acquisition by the Borrower that occurred on or about November 12, 2015 of all the issued and outstanding shares of Breakthrough Products, Inc.

“Business” means the business of the Borrower as of the date hereof, being the manufacture, distribution, sale of consumer health, wellness and beauty products, including the products known as Synergy Strips, Flat Tummy Tea, UrgentRX Products, FOCUSfactor, FOCUSfactor Kids, Hand MD, Neuragen, Perfekt Beauty, Sneaky Vaunt and The Queen Pegasus.

“Business Day” means a day (other than Saturday or Sunday) on which banks are generally open for business in Bridgetown, Barbados and New York, New York.

“Capital Expenditures” means, for any period, any expenditure made by any Person for the purchase, lease, acquisition, license, erection, development, improvement, construction, repair or replacement of capital assets, and any expenditure related to a Capital Lease or any other expenditure required to be capitalized, all as determined in accordance with GAAP.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash Balance Statement” shall have the meaning ascribed to it in Section 9.1(z)(iii).

“Change of Control” means, with respect to the Borrower, the acquisition by any Person or group of Persons who act together in concert for such purpose of (i) shares or other voting Equity Interests of the Borrower to which are attached more than fifty percent (50%) of the votes that may be cast to elect directors or other Persons charged with the direction of the management the Borrower and which, if exercised, are sufficient to elect a majority of such directors or other management Persons, or (ii) any other right to appoint a majority of such directors or other management Persons or with respect to any Person who from time to time has previously met the foregoing test the further acquisition by such Person or group of Persons who act together in concert for such purpose of any further units or other voting Equity Interests of any Loan Party.

“Closing Date” means August 9, 2017 or such other date on which the Third Tranche is advanced.

“Collateral” means all of the undertaking and Property, present and future, real, immovable, personal and movable, of the Loan Parties, now or hereafter pledged, hypothecated, granted or assigned to Lender to secure, either directly or indirectly, repayment on account of payment of any of the Obligations.

“Compliance Certificate” means the certificate required pursuant to Section 8.2, substantially in the form annexed as Schedule 8.2 and signed by the Chief Executive Officer and Chief Financial Officer of the Borrower.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person.

“Consolidated Net Income” means, for any period, the Consolidated net income after tax of the Borrower for such period.

“Contingent Obligation” means, as to any Person, any obligation, whether secured or unsecured, of such Person guaranteeing or indemnifying, or in effect guaranteeing or indemnifying, any indebtedness, leases, dividends, letters of credit or other monetary obligations (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person as an account party in respect of a letter of credit or letter of guarantee issued to assure payment by the primary obligor of any such primary obligation and any obligations of such Person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, Equity Interests or services primarily for the purpose of assuring the obligee under any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the obligee under such primary obligation against loss in respect of such primary obligation; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

“Control Agreement” means a control agreement, in form and substance satisfactory to Lender, executed and delivered by any Loan Party, Lender and the applicable securities intermediary with respect to a Securities Account or a deposit-taking institution with respect to a Deposit Account.

“Controlled Group” means, in respect of a Loan Party operating in the United States, all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together such Loan Party or any of its Subsidiaries, are treated as a single employer under Section 414(b) or (c) of the Revenue Code.

“Current Market Price” means the thirty (30) day volume weighted average of the closing sales price of the common shares of the Borrower for a given day on all domestic securities exchanges on which such security may at the time be listed.

“Data Breach” has the meaning set forth in Section 7.1(e)

“Debt” means, with respect to any Person, without duplication, the aggregate of the following amounts, at the date of determination: (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of Property or services which constitute indebtedness; (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (iv) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property); (v) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as Capital Leases; (vi) all reimbursement obligations, contingent or otherwise, of such Person under acceptance, letter of credit and similar facilities; (vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any partnership or shareholder or other Equity Interests of such Person (for greater certainty, not including obligations with respect to unexercised options and rights of first refusal and where conditions precedent to the purchase, redemption, retirement, defeasance or other acquisition of such obligations have not occurred); (viii) all Contingent Obligations of such Person in respect of Debt of another Person; and (ix) any other obligation arising under arrangements or agreements that, in substance, provide financing to such Person.

“Deemed Interest Rate” means the interest rate applicable to the Loan as set out in Section 4.1 or 4.3, as the case may be, from time to time.

“Default” means any event or condition which, with the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Deposit Account” means any “deposit account” as such term is defined in the UCC.

“Depreciation Expense” means, for any period with respect to any Person, depreciation, amortization, depletion and other like reductions to income of such Person for such period not involving any outlay of cash, determined, without duplication and determined on a Consolidated basis, in accordance with GAAP.

“Disposition” means any sale, assignment, transfer, conveyance, lease or other disposition of any asset of any Loan Party in a single transaction or a series of related transactions and the word “Dispose” or “Disposed” shall have a correlative meaning.

“Distribution” means, with respect to any Person, any payment, directly or indirectly, by such Person: (i) of any dividends on any shares of its capital, other than dividends payable in shares; (ii) on account of, or for the purpose of setting apart any property for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any Equity Interests; (iii) of any other distribution in respect of any Equity Interests; or (iv) of any management, consulting or similar fee or compensation or any bonus payment or comparable payment, or by way of gift or other gratuity, to any Affiliate of such Person or to any director, officer or member of the management of such Person or an Affiliate of such Person or to any Person not dealing at Arm’s Length with such first Person.

“EBITDA” means, for any period, Consolidated Net Income for the Borrower earned during such period, plus, to the extent deducted in calculating Consolidated Net Income (without duplication):

(i) Interest Expense for such period;

(ii) Income Tax Expense for such period; and

(iii) Depreciation Expense for such period;

decreased by the sum (without duplication) of:

(iv)  extraordinary, unusual or non-recurring items for such period; and

(v) dividend and interest income earned or received for such period.

“Employment Arrangement” means any written or oral employment agreement with any executive employee or key employee, or any consulting services contract, management services contract, labor services contract or similar agreement or arrangement pursuant to which any Person will, directly or indirectly, provide any services similar to executive employee or key employee services to the Borrower or any of its Subsidiaries.

“Environmental Laws” means all Applicable Laws relating to Materials of Environmental Concern, pollution or protection of health, safety or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacturing, processing, distribution, use, treatment, storage, disposal or transport of Materials of Environmental Concern.

“Equipment” means all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal or movable Property (other than Inventory) of every kind and description used in a Person’s operations or owned by such Person or in which such Person has an interest, whether now owned or hereafter acquired by such Person and wherever located, and all parts, accessories and tools and all increases and accessories thereto and substitutions and replacements therefor.

“Equity Financing” means the completion of an offering or offerings of the Borrower’s Equity Interests or securities convertible into Equity Interests with proceeds of at least $1,000,000 in the aggregate.

“Equity Interests” means (i) in the case of any corporation or company, all shares or capital stock and any securities exchangeable for or convertible into shares or capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participation rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership, limited liability company or unlimited liability company, partnership or membership interests (whether general or limited and regardless of whether denoted as units or shares), as applicable, and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States, together with the regulations thereunder as the same may be amended from time to time.

“ERISA Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Revenue Code (other than a multiemployer plan) that either (i) is maintained by a Loan Party, or (ii) with respect to which a Loan Party has or may have liability.

“Event of Default” shall have the meaning ascribed to it in Section 11.1 hereof.

“Existing Loan Agreement” shall have the meaning ascribed to it in the recitals hereof.

“FDA” means the Food and Drug Administration of the United States of America or any successor entity thereto.

“Financial Statements” means the Consolidated or combined statements of financial position of the Borrower, including without limitation, the balance sheet, statement of income and retained earnings and statement of cash flows of the Borrower, the Cash Balance Statement, all prepared in accordance with GAAP and consistent with the approach used by the Borrower in its Audited Financial Statements.

“First Tranche” shall have the meaning ascribed to it in the recitals hereof.

“Fiscal Quarter” means any of the quarterly accounting periods of the Borrower ending on March 31, June 30, September 30, and December 31 of each year.

“Fiscal Year” means any period of twelve consecutive months ending on December 31 of any calendar year.

“FNL” means Factor Nutrition Labs, LLC, a Delaware limited liability company and its permitted successors and assigns.

“FNL Asset Purchase Agreement” means that certain Agreement for Purchase and Sale of Assets dated as of January __, 2015, by and among FNL and Borrower.

“GAAP” means United States generally accepted accounting principles, as amended, supplemented or replaced from time to time.

“Governmental Authority” means the government of Canada, the United States, Australia or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the FDA and any supranational bodies such as the European Union or the European Central Bank and including a Minister of the Crown, Superintendent of Financial Institutions or other comparable authority or agency.

“Health Care Laws” has the meaning set forth in Section 7.1(kk)

“Income Tax Expense” means, with respect to the Borrower, for any period, the aggregate, without duplication and on a Consolidated basis, of all current Taxes on the income of the Borrower for such period, determined in accordance with GAAP.

“Independent Director” means an individual who is not at the time of initial appointment, or at any time while serving as a director, and has not been at any time during the preceding five years: (a) a shareholder holding more than 10% of the shares of the Borrower, director (with the exception of serving as an Independent Director), officer, employee, consultant, partner, attorney or counsel of the Borrower or any of its Subsidiaries; (b) a material customer, supplier or creditor of the Borrower or any of its Subsidiaries or any Affiliate of any of them; (c) a person controlling or under common control with any such shareholder, director, officer, consultant, partner, customer, supplier or other person; or (d) a member of the immediate family of any such shareholder, director, officer, employee, partner, customer, supplier or other person (as used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person, whether through ownership of voting securities, by contract or otherwise).

“Intellectual Property” means the intellectual property in patents, patent applications, trade-marks, trade-mark applications, trade names, service marks, copyrights, copyright registrations and trade secrets including, without limitation, customer lists and information and business opportunities, industrial designs, proprietary software, technology, recipes and formulae and other similar intellectual property rights.

“Interest Expense” of the Borrower means, for any period, without duplication and on a Consolidated basis, the aggregate amount of interest and other financing charges paid or payable by the Borrower, on account of such period with respect to Debt including interest, amortization of discount and financing fees, commissions, discounts, the interest or time value of money component of costs related to factoring or securitizing receivables or monetizing inventory and other fees and charges payable with respect to letters of credit, letters of guarantee and bankers’ acceptance financing, standby fees, the interest component of Capital Leases, all as determined in accordance with GAAP.

“Interest Payment Date” means March 31, June 30, September 30 and December 31 in each year.

“Inventory” means, with respect to any Person, all inventory of such Person, whether now owned or hereafter acquired including, but not limited to, all goods intended for sale or lease by such Person, or for display or demonstration; all work in process; all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing of such goods or otherwise used or consumed in such Person’s business.

“Lender Distribution Agreements” means, collectively, any license and distribution agreement between the Borrower or any other Loan Party (or any of their respective Affiliates) and Lender (or any of its Affiliates).

“Lender Option” means the option granted to Lender pursuant to that certain distribution option agreement dated as of January 22, 2015 whereby Lender acquired the option to negotiate an exclusive distribution agreement for the Borrower’s Products for Canada, Russia, Sub-Sahara Africa and Israel.

“Lender’s Nominee” shall have the meaning ascribed to it in Section 9.1(aa) hereof.

“License” or “License Agreement” shall have the meaning ascribed to it in Section 7.1(g) hereof.

“Lien” means: (i) any interest in Property securing an obligation owed to, or a claim by, a Person, whether such interest is based on the common law, civil law, statute, or contract, and including, without limitation, a security interest, charge, claim, hypothec or lien arising from a mortgage, deed of trust, hypothec, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes; and (ii) to the extent not included under clause (i), (A) any rights of repossession or similar rights of unpaid suppliers, (B) any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or other title exception or encumbrance affecting Property, and (C) any other lien, hypothec, charge, privilege, secured claim, title retention, garnishment right, deemed trust, encumbrance or other right affecting Property, choate or inchoate, whether or not crystallized or fixed, whether or not for amounts due or accruing due, arising by any statute or law of any jurisdiction, at law, in equity or by any agreement.

“Loan” means, collectively or individually, as the context requires, the First Tranche, the Second Tranche, the Third Tranche and any Additional Tranches.

“Loan Documents” means (i) this Agreement and the Security Documents delivered by the Loan Parties pursuant to this Agreement and the Existing Loan Agreement or otherwise in connection with this Agreement and the Existing Loan Agreement, including any Loan Document delivered to Lender as general continuing collateral security for the payment and performance of the present and future Obligations (including obligations relating to the Second Tranche, the Third Tranche and any Additional Tranche), as well as any amendments, replacements, supplements or other modifications hereto or thereto or any other documents or instruments contemplated hereby or thereby, (ii) all present and future security, agreements and documents labelled by the parties thereto as a Loan Document, (iii) all confirmation agreements delivered by the Loan Parties confirming the validity of any of the foregoing Loan Documents and (iv) Lender Distribution Agreements, in each case as the same may from time to time be supplemented, amended or restated, and “Loan Document” shall mean any one of the Loan Documents.

“Loan Parties” means the Borrower and its Subsidiaries.

“Losses” shall have the meaning ascribed to it in Section 12.1 hereof.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, prospects, operations, properties, assets, or condition (financial or otherwise) of the Borrower on a consolidated basis, (ii) an adverse effect on the legality, validity or enforceability of any of the Loan Documents which could reasonably be considered material having regard to the Loan Documents considered as a whole, including the validity, enforceability, perfection or priority of any Lien created under any of the Security which could reasonably be considered material having regard to the Security considered as a whole, (iii) a material adverse effect on the ability of any Loan Party, to pay or perform any of its debts, liabilities or obligations under any of the Loan Documents, which could reasonably be considered material having regard to Borrower and the other Loan Parties as a whole, or (iv) an adverse effect on the right, entitlement or ability of Lender to enforce its rights or remedies under any of the Loan Documents which could reasonably be considered material having regard to the Loan Documents taken as a whole.

“Material Contract” means any agreement (whether written or oral), or multiple agreements with the same Person, arrangement or understanding entered into by any Loan Party or assigned to any Loan Party, (i) which could reasonably be expected to be material to the financial condition, property, assets, operations or business of any Loan Party, (ii) involving payments by or to any Loan Party (or all of them) in excess of $500,000 in the aggregate, or (iii) contracts relating to Employment Arrangements.

“Material Licenses” means, collectively, each license, certificates, certification, concession, grant, franchise, variance, exemption or permission from, accreditations, product clearances or approvals, provider numbers or provider authorizations, marketing authorizations, other authorizations, establishment licenses, registrations, permits, consents and approvals issued by any Governmental Authority or any applicable stock exchange or securities commission to any Loan Party or assigned to any Loan Party issued or required (i) in connection with the conduct of any of the Borrower’s or any Subsidiary’s Business (ii) required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of Products, or (iii) to comply with Applicable Laws, including without limitation new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits.

“Materials of Environmental Concern” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products, together with any hazardous, toxic or dangerous substances, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials or wastes and including any other substances, materials or wastes that are or become regulated under any laws relating to the protection of the environment or maintenance of occupational safety (including, without limitation, any that are or become classified as hazardous or toxic under any such laws).

“Maturity Date(s)” means: (i) with respect to the First Tranche, January 20, 2018, (ii) with respect to the Second Tranche, November 11, 2017, (iii) with respect to the Third Tranche, the third anniversary of the Closing Date and (iv) with respect to any Additional Tranche, the third anniversary of the date of the advance thereof.

“Net Debt” means, as of any date of determination, (i) Consolidated Debt of the Borrower outstanding on such date minus (ii) the aggregate amount of cash and cash equivalents included in the cash accounts listed on the Consolidated statement of financial position of the Borrower as of such date, to the extent the use thereof for application to payment of Debt is not prohibited by law or contract.

“Nomad” means Nomadchoice Pty Ltd (ABN 41 160 729 939).

“Nomad Acquisition” means the acquisition by the Borrower of all the issued and outstanding shares of Nomad, which occurred on or about November 12, 2015.

“Nomad Purchase Agreement” means that certain Stock Purchase Agreement dated November 12, 2015 among the Borrower, Nomad, TPR Investments Pty Ltd CAN 128 396 654, as trustee for Polmear Family Trust, Timothy Polmear and Rebecca Polmear, effecting the Nomad Acquisition.

“Non-Arm’s Length” and similar phrases have the meaning attributed thereto for the purposes of the Income Tax Act (Canada); and “Arm’s Length” shall have the opposite meaning.

“Obligations” means all present and future obligations and indebtedness, of any and every kind and nature, of the Loan Parties to Lender arising under this Agreement and the other Loan Documents, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including without limitation, obligations of performance), whether several or joint or joint and several.

“OFAC” means the Office of Foreign Assets Control of the US Department of the Treasury.

“Organizational Documents” means, with respect to any applicable Person, such Person’s articles or other charter or constitutional documents, by-laws, shareholder agreement, partnership agreement, joint venture agreement, limited liability company agreement or trust agreement, as applicable, and any and all other similar agreements, documents and instruments relative to such Person.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means (i) a “pension plan” or “plan” which is subject to the funding requirements of applicable pension benefit legislation in any jurisdiction as is applicable to the employees of any Loan Party; or (ii) any pension benefit plan or similar agreement applicable to employees of the Loan Parties (other than a plan sponsored by a Governmental Authority) which, for greater certainty, includes an ERISA Plan.

“Perfection Certificate” means a certificate in the form of Exhibit 1, or any other form approved by Lender.

“Permitted Cash Investments” means an investment in any of the following:

(i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the Government of the United States or of any state thereof, as applicable (or by any agency or instrumentality of any of the foregoing to the extent such obligations are backed by the full faith and credit of the Government of the United States or of such state, as applicable);

(ii) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or federal state in the United States having combined capital and surplus of not less than $300,000,000 or the equivalent in any other currency; and

(iii) commercial paper of an issuer rated at least A-1+ or the equivalent thereof by a rating agency satisfactory to Lender, and in each case maturing within six months from the date of acquisition.

“Permitted Debt” means:

(i) Debt under this Agreement;

(ii) Debt in respect of Purchase Money Security Interests and Capital Leases in an outstanding amount not to exceed $250,000 in aggregate at any time;

(iii) Debt consented to in writing by Lender from time to time and subject to the terms imposed by Lender in connection with such consent;

(iv) to the extent included as Debt, accounts payable that arise, and accrued expenses incurred in, the ordinary course of business; and

(v) Debt incurred by a Subsidiary of the Borrower in accordance Section 2.2(d).

“Permitted Disposition” means (i) the Disposition of Inventory in the ordinary course of business; (ii) the Disposition of used, worn-out or surplus Equipment in the ordinary course of business; (iii) other Dispositions to the extent that no Default or Event of Default exists and the fair market value of the assets Disposed of pursuant to this clause (iii) does not exceed during any Fiscal Year $150,000; and (iv) a Disposition under a distribution agreement contemplated by Lender Option.

“Permitted Distribution” means, so long as there exists no Default or Event of Default (i) fees paid by the Borrower to Independent Directors in an aggregate amount in any Fiscal Year not to exceed $100,000, provided such directors’ fees are customary and reasonable for directors in a similar business to the Business; (ii) bonuses paid or other comparable payments made to Borrower’s officers and members of management by the Borrower in amounts materially consistent with the past compensation practice of the Borrower and customary and reasonable for officers and members of management in a business similar to the Business, provided that the aggregate amount in respect of all such bonuses and comparable payments in any Fiscal Year (for certainty, including any payments contemplated by (iii) below) shall not exceed 5% of TTM EBITDA (the “Management Bonus Limit”), (iii) subject to the Management Bonus Limit, bonuses and other comparable payments paid, directly or indirectly, to any one Person pursuant to any employment agreements, consulting services contracts (including agreements between the Borrower and Kenek Brands Inc.), management services contracts, labor services contracts or similar agreements or arrangements for the services of such Person (whether pursuant to one agreement or multiple agreements) of no more than $695,000 per Fiscal Year (for certainty, in excess of any base compensation payable to such Person), provided that any such payments paid to any such Person shall also be determined and paid strictly in accordance with the relevant Employment Arrangement(s) (the terms of which shall have been disclosed to the Lender) and (iv) any distribution by the Subsidiaries of the Borrower (other than a Special Purposes Entity) to the Borrower.

“Permitted Liens” means, with respect to any Person, the following:

(i) liens for Taxes not yet due or for which installments have been paid based on reasonable estimates pending final assessments, or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person for which reasonable reserves under GAAP are maintained;

(ii) undetermined or inchoate liens, rights of distress and charges incidental to current operations which have not at such time been filed or exercised and of which Lender has been given notice, or which relate to obligations not due or payable, or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person;

(iii) reservations, limitations, provisos and conditions expressed in any original grants from the Crown or other grants of real or immovable property, or interests therein;

(iv) zoning, land use and building restrictions, by-laws, regulations and ordinances of federal, provincial, state, municipal and other Governmental Authorities, licenses, easements, servitudes, rights-of-way and rights in the nature of easements (including, without limiting the generality of the foregoing, licenses, easements, servitudes, rights-of-way and rights in the nature of easements for railways, sidewalks, public ways, sewers, drains, gas, steam and water mains or electric light and power, or telephone and telegraph conduits, poles, wires and cables) which do not materially impair the use of the affected land for the purpose for which it is used by that Person;

(v) title defects, encroachments or irregularities or other matters relating to title which are of a minor nature and which in the aggregate do not materially impair the use of the affected property for the purpose for which it is used by that Person;

(vi) the right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, license, contract, franchise, grant or permit acquired by that Person or by any statutory provision to terminate any such lease, license, contract, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(vi) the Lien resulting from the deposit of cash or securities in connection with contracts, tenders or expropriation proceedings, or to secure workers compensation, employment insurance, surety or appeal bonds, costs of litigation when required by law not to exceed $100,000 in aggregate outstanding at any time, liens and claims incidental to current construction, mechanics’, warehousemen’s, carriers’ and other similar liens, and public, statutory and other like obligations incurred in the ordinary course of business;

(vii) security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of its business provided that such security does not materially impair the use of the affected property for the purpose for which it is used by that Person;

(viii) the Lien created by a judgment of a court of competent jurisdiction, as long as the judgment is being contested diligently and in good faith by appropriate proceedings by that Person and does not result in an Event of Default;

(ix) the Security;

(x) Purchase Money Security Interests and Capital Leases, provided that such Liens secure Permitted Debt;

(xi) such other Liens as agreed to in writing by Lender in accordance with this Agreement;

(xii) any other Liens securing Debt the principal amount of which (when aggregated with the outstanding principal of any other such Debt secured by Borrower) does not exceed $100,000 (or its equivalent));

(xiii) any Lien in favour of Knight Therapeutics, Inc. perfected by the UCC financing statement filed on July 31, 2015 against Neuragen Corp. in favour of Knight Therapeutics, Inc. under original file number 20153327714 at the Delaware Secretary of State; and

(xiv) Liens granted by Special Purpose Entities in order to secure Qualified Acquisitions otherwise permitted hereby.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or foreign or local government (whether federal, provincial, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

“Privacy Law” has the meaning set forth in Section 7.1(e)

“Product” means each current and future product, process or service under development, developed, manufactured, tested, licensed, distributed, marketed or sold by any Loan Party and any other current or future products or services in which any Loan Party has any proprietary rights or beneficial interests.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA, or Section 4975 of the Revenue Code, to the extent that such transaction is not otherwise exempt by Applicable Law.

“Property” means, with respect to any Person, all or any portion of its undertaking, property or asset, whether real, immovable, personal, movable, or mixed, tangible or intangible, including for greater certainty any Equity Interests of a corporation or ownership interest in any other Person.

“Purchase Money Security Interest” means a Lien created or assumed by a Loan Party securing Debt incurred to finance the unpaid acquisition price of personal Property provided that (i) such Lien is created concurrently with or prior to the acquisition of such personal Property, (  ) such Lien does not at any time encumber any Property other than the Property financed or refinanced (to the extent the principal amount is not increased) by such Debt, (iii) the principal amount of Debt secured thereby is not increased subsequent to such acquisition, and (iv) the principal amount of Debt secured by any such Lien at no time exceeds 100% of the original purchase price of such personal Property at the time it was acquired, and for the purposes of this definition the term “acquisition” shall include a Capital Lease and the term “acquire” shall have a corresponding meaning.

“Qualified Acquisition” means any Acquisition by the Borrower or any other Loan Party, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person (the “Target”), provided that:

(i) the Target shall be a profitable, cash-positive business that is in the same business as or in a business complementary to the Business;

(ii) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(iii) immediately prior to, and after giving effect thereto, all representations and warranties herein and in any other Loan Document shall be true and correct in all material respects;

(iv) the Target and all of its assets shall be located only in one or more of the countries in which the Loan Parties operate as of the Closing Date, or such other country as may be approved by Lender in its sole discretion, all transactions in connection therewith shall be consummated, in all material respects, in accordance with all Applicable Laws and in conformity with all applicable governmental approvals and the consummation of such transaction shall not subject Lender to any additional regulatory or other requirements;

(xv) simultaneously with the consummation of such acquisition or, to the extent restricted under Applicable Law, as soon as legally permissible in the relevant jurisdiction, Lender shall be granted a first priority, perfected Lien in the Target (subject only to Permitted Liens) which shall be in form and substance satisfactory to Lender and shall not subject Lender to any additional regulatory or other requirements;

(xvi) in the case of the Acquisition of Equity Interests, the Acquisition shall be of all of the Equity Interests (except for any such Equity Interests in the nature of directors’ qualifying shares required pursuant to Applicable Laws) of the Target, and the Equity Interest so acquired or otherwise issued by such Target or any newly formed Subsidiary of a Loan Party in connection with such acquisition shall be owned 100% by a Loan Party and such Loan Party shall have taken, or caused to be granted Lender a duly perfected first-priority Lien, subject only to Permitted Liens, in all of the present and after-acquired assets, property and undertaking of the Target or Subsidiary as security for the Obligations, and shall have delivered to Lender all supporting documents and opinions, as reasonably required by Lender;

(xvii) both before and after giving effect to the Acquisition, the Borrower and the other Loan Parties shall be in compliance with all of the covenants (including, for certainty, the financial covenants) set forth herein;

(xviii) the Acquisition shall have been approved by the board of directors or other governing body or controlling Person of the Target or the Person from whom such assets or division is acquired; and

(xix) on or prior to the date of such acquisition, Lender shall have received, each in form and substance satisfactory to, certified copies of the acquisition agreement and all material related agreements and instruments, and all opinions, certificates, lien search results and other credit documents in respect thereof in form and substance acceptable to Lender;

(xx) Lender shall have received copies of, and shall have been satisfied with, all legal and business due diligence reports prepared for the benefit of the Loan Parties in respect of such acquisitions, as well as its own legal and business due diligence (if any);

(xxi) the Borrower shall have certified to Lender that it has obtained all necessary or required material consents or approvals of any Governmental Authority or other Person in connection with the completion of the Acquisition; and

(xxii) Lender shall have received a source and use of funds statement (which shall, among other things, demonstrate that all of the proceeds of the Acquisition will be used to fund the Acquisition) and an outline of the flow of funds with respect to the Acquisition shall have been delivered to Lender; and

(xxiii) Lender shall (in its sole discretion) otherwise be satisfied in all respects with the proposed Acquisition.

“Regulatory Authority” means any Governmental Authority that has responsibility in any country or group of countries over the development, manufacture or commercialization of a Product, including the FDA, Health Canada and the European Medicines Agency, and any successor agency thereof.

“Repayment Schedule” means the Amended and Restated Schedule of Repayment of principal for each Loan, attached hereto as Schedule 3.1(b).

“Reportable Event” means any of the events set forth in Section 4043 of ERISA, other than an event for which the provision of notice has been waived.

“Requirements of Law” means, as to any Person, the Organizational Documents of such Person and any Applicable Law, or determination of a Governmental Authority, in each case, applicable to or binding upon such Person or any of its business or Property or to which such Person or any of its business or Property is subject.

“Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations and published interpretations thereof.

“Revenues” means, for any period, consolidated gross income for such period.

“Sanctioned Entity” means (i) a country or a government of a country, (ii) an agency of the government of a country, (iii) an organization directly or indirectly controlled by a country or its government, (iv) a Person resident in, or determined to be resident in, a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC (including on account of its membership in a Controlled Group).

“Second Tranche” shall have the meaning ascribed to it in the recitals hereof.

“Securities Account” means any “securities account” as such term is defined in the Personal Property Security Act (Ontario) and the UCC.

“Security” means the Liens created by the Security Documents.

“Security Documents” means the documents set out in Section 6.1.

“Special Purpose Entity” means a Person that at all times since its formation and at all times thereafter (unless otherwise expressly agreed to by the Lender in writing): (i) was and will be organized solely for the purpose of owning, developing or operating the business acquired pursuant to a particular Qualified Acquisition (the “Specific Business”) and activities which are related and ancillary thereto; (ii) has not engaged and will not engage in any business unrelated to the Specific Business, (iii) has not had and will not have any assets other than those related to the Specific Business, (iv) has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale, transfer of Equity Interests or the like, or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable); (v) has remained and will remain solvent; and has maintained and will maintain adequate capital in light of its contemplated business operations; provided, however, that the foregoing shall not require the contribution of additional capital or any other advance of funds by the Borrower or any other Loan Party or any other Person, (vi) has not failed and will not fail to use commercially reasonably efforts to correct any known misunderstanding regarding the separate identity of such Person; (vii) has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns and maintain its own appropriate insurance coverage; (viii) has not commingled and will not commingle its funds or assets with those of any other Person; (ix) has held and will hold its assets in its own name; (x) has conducted and will conduct the Specific Business in its name only; (xi) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person; (xii) has paid and will pay its own liabilities, including the salaries of its own employees, if any, out of its own funds and assets; (xiii) has observed and will observe all material partnership, corporate or limited liability company formalities, as applicable; (xiv) has maintained and will maintain an arm’s-length relationship with its Affiliates; (xiv) has not entered into or been a party to, and will not enter into or be a party to, any transaction with any other Loan Party except (I) with the prior written consent of Lender and (II) in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party, provided that any consideration paid by any Loan Party to such Special Purpose Entity pursuant to any commercial arrangement shall be on terms no more beneficial to such Special Purpose Entity than terms paid by any Loan Party to any other Loan Party under similar commercial arrangements; (xv) has no and will have no indebtedness other than the indebtedness permitted pursuant to Section 2.2(d) hereof (“Specific Business Financing”); (xvi) has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person, (xvii) has not and will not acquire obligations or securities of any other Loan Party, (xvii) except in connection with the Specific Business Financing, has not pledged and will not pledge its assets for the benefit of any other Person; (xviii) has held itself out and identified itself, and will hold itself out and identify itself, as a separate and distinct entity under its own name and not as a division or part of any other Person; (xix) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person; (xx) has not made and will not make loans to any Person; (xxi) has not identified and will not identify any other Loan Party, or any Affiliate of any of them, as a division or part of it; (xxii) will consider the interests of its creditors in connection with all corporate, partnership or limited liability company actions, as applicable; (xxiii) for certainty, has not done and will not do any of the following: (I) file a bankruptcy, insolvency or reorganization petition or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally; (II) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, custodian or any similar official for such entity or all or any portion of such entity’s properties; (III) make any assignment for the benefit of such entity’s creditors’ or (IV) take any action that might cause such entity to become insolvent; and (xxiv) satisfies such other criteria as required by Lender in its sole discretion.

“Subsidiary” means, with respect to a Person, any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by the Person or by any partnership or other corporate entity of which more than fifty percent (50%) of the outstanding Equity Interests are at the time, directly or indirectly, owned by the Person.

“Taxes” shall have the meaning ascribed to it in Section 12.2 hereof.

“Termination Date” means the fifth anniversary of the Closing Date.

“Third Tranche” shall have the meaning ascribed to it in the recitals hereof.

“TTM EBITDA” means, at any particular time, EBITDA for the twelve (12) month period immediately preceding the last day of the period reported upon in the most recent Financial Statements.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unfunded Qualified Acquisition” means a Qualified Acquisition that is financed by the Borrower’s cash flow.

“Violation Notice” means any notice received by a Person, from any Governmental Authority under any Applicable Law that such Person or any of its Property is not in compliance with the requirements of any Applicable Law, including any notice that the FDA, Health Canada or any other similar Governmental Authority is limiting, suspending or revoking any Material License, changing the market classification, distribution pathway or parameters, or labeling of the Products, or considering any of the foregoing.

“Welfare Plan” means any medical, health, hospitalization, insurance or other employee benefit or welfare plan, agreement or arrangement subject to ERISA and applicable to employees of the Loan Parties and includes a “welfare plan” as defined in Section 3(1) of ERISA.

1.2	Schedules and Exhibits.

The following are the Schedules and Exhibits to this Agreement, which are deemed to be a part of this Agreement:

Exhibit 1		Perfection Certificate
Schedule 3.1(b)	–	Repayment Schedule
Schedule 7.1(g)	–	Intellectual Property
Schedule 7.1(h)	–	Current and Prior Names
Schedule 7.1(i)	–	Subsidiaries
Schedule 7.1(j)	–	Litigation
Schedule 7.1(k)	–	Material Contracts and Material Licenses
Schedule 7.1(p)	–	Taxes
Schedule 7.1(s)	–	Location of Collateral
Schedule 7.1(t)	–	Owned Real Property
Schedule 7.1(u)	–	Leased Real Property

Schedule 7.1(x)	–	Labor Matters
Schedule 7.1(y)	–	Pension Plans
Schedule 7.1(bb)	–	Insurance
Schedule 7.1(kk)	–	Regulatory Matters
Schedule 8.2		Officer’s Compliance Certificate

1.3	Accounting Terms and Definitions.

Unless otherwise defined or specified herein, all defined terms in Section 1.1 as used in this Agreement shall have the meanings set out in such paragraph, and all accounting terms used in this Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the annual Audited Financial Statements, except as otherwise specifically prescribed herein. All accounting determinations for purposes of determining compliance with the financial covenants contained herein shall be made in accordance with GAAP as in effect on the Closing Date (unless and to the extent otherwise stipulated herein) and applied on a basis consistent in all material respects with the Audited Financial Statements, except as otherwise specifically prescribed herein. Except as otherwise specified herein, the financial statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with sound accounting practices including, if applicable, GAAP. If GAAP shall change from the basis used in preparing the Audited Financial Statements, the Compliance Certificates required to be delivered pursuant to Section 8.2 demonstrating compliance with the covenants contained herein shall include, at the election of the Borrower or upon the request of Lender, calculations setting forth the adjustments necessary to demonstrate how the Borrower is in compliance with the financial covenants based upon GAAP as in effect on the Closing Date.

1.4	Supplements, Re-enactments, Etc.

References herein to any agreement, document or legislation are, unless otherwise stated, to be construed as references to such agreement, document or legislation as amended, restated or supplemented from time to time and references to any enactment include re-enactments, amendments and extensions thereof.

1.5	Headings of Subdivisions.

The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

1.6	Gender and Number.

Words importing the singular include the plural and vice versa and words importing gender include all genders.

1.7	Monetary References.

Any reference in this Agreement to “Dollars”, “dollars” or the sign “$” shall be deemed to be a reference to lawful money of the United States, unless otherwise expressly stated.

1.8	Actions on Days Other Than Business Days.

Except as otherwise specifically provided herein, where any payment is required to be made or any other action is required to be taken on a particular day and such day is not a Business Day and, as a result, such payment cannot be made or action cannot be taken on such day, then this Agreement shall be deemed to provide that such payment shall be made or such action shall be taken on the first Business Day after such day.

ARTICLE 2 - TERMS OF THE LOAN

2.1	The Loan.

(a) First Tranche. As of the date hereof, the aggregate outstanding principal amount of the First Tranche is $1,687,500 and the Borrower acknowledges that the First Tranche shall for all purposes hereunder constitute and be referred to as a portion of the Loan, without constituting a novation, but in all cases subject to the terms and conditions applicable to Loans hereunder. The Borrower shall not be permitted to reborrow any amount of the First Tranche once repaid.

(b) Second Tranche. As of the date hereof, the aggregate outstanding principal amount of the Second Tranche is $1,375,000 and the Borrower acknowledges that the Second Tranche shall for all purposes hereunder constitute and be referred to as a portion of the Loan, without constituting a novation, but in all cases subject to the terms and conditions applicable to Loans hereunder. The Borrower shall not be permitted to reborrow any amount of the Second Tranche once repaid.

(c) Third Tranche. Subject to the terms and conditions of this Agreement and the other Loan Documents, Lender agrees to loan to the Borrower the Third Tranche to or for the account of the Borrower on the Closing Date and the Borrower hereby irrevocably authorizes Lender to advance the Third Tranche on the Closing Date.

2.2	Additional Tranches.

(a) Additional Tranches. Subject to the terms and conditions contained in this Agreement, from the Closing Date until the Termination Date, and provided that no Event of Default and no Default then exists, the Borrower may from time to time request additional advances of One Million Dollars or more (from Lender to support one or more Qualified Acquisitions (“Additional Tranches”), it being agreed and understood that (i) each request by the Borrower for an Additional Tranche shall be in a minimum amount of One Million Dollars ($1,000,000) and (ii) the maximum aggregate principal amount of all Additional Tranches made by Lender hereunder shall not exceed Twenty Million Dollars ($20,000,000). For certainty, Additional Tranches may only be used to finance Qualified Acquisitions.

(b) Additional Tranche Request. Whenever Borrower desires an Additional Tranche, Borrower shall notify Lender of the proposed Qualified Acquisition and the proposed borrowing (an “Additional Tranche Request”). Any Additional Tranche Request shall, inter alia: (i) specify the proposed closing date of the Qualified Acquisition, (ii) specify the purchase price of the Qualified Acquisition, including a breakdown of all details relating to the purchase price and any other consideration (e.g., cash vs. other consideration, upfront vs. deferred, consideration in the form or royalties and equity, etc.), (iii) the principal amount of the Additional Tranche requested and a summary of expected uses and sources of funds for the Qualified Acquisition, (iv) be accompanied by a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Borrower, stating that no Default or Event of Default exists or, after giving effect to the Qualified Acquisition and the advance of the requested Additional Tranche, will exist, and (iv) include an appropriate and comprehensive information package relating to the proposed transaction, including a full set of business and legal due diligence materials relating thereto. Lender shall thereafter have ten (10) Business Days following its confirmed receipt of an Additional Tranche Request to notify the Borrower whether it agrees to make an Additional Tranche (the “Review Period”), provided, however, that should Lender fail to respond before the expiry of the Review Period it shall be deemed to have declined the Additional Tranche Request. Lender shall be entitled to request such additional information about the proposed Qualified Acquisition (including any additional due diligence materials) as necessary or useful, in the opinion of the Lender, to properly assess the Qualified Acquisition, and if the Lender makes any such requests before the expiry of the Review Period then a new Review Period shall begin upon Lender’s receipt of such additional information in order to allow Lender to consider the Additional Tranche Request. For certainty, Lender shall not be obligated to make a requested Additional Tranche and Lender, in its sole and absolute discretion, may decline to issue an Additional Tranche even if Borrower is in compliance with this Agreement. The refusal of any proposed Additional Tranche by Lender shall not affect the Borrower’s right to request an Additional Tranche at a future date.

(c) Additional Tranche Terms: In the event that Lender agrees, in its sole discretion, to grant any Additional Tranche, and without limiting anything else set forth herein or in any other Loan Document or any other provisions herein which apply to Loans (which, for certainty, apply to Additional Tranches unless otherwise provided), the following shall apply to such Additional Tranche(s)

(i)	Amendments; Additional Documents. Lender shall provide Borrower with such amendment documents, if any, to the Loan Documents as may be required to give effect to the Additional Tranche (including a duly updated Repayment Schedule), as well as a list of such additional documents and deliverables (including Security Documents) as Lender may require in its sole discretion in connection with such Additional Tranche and the execution and delivery of such documents and any other customary documents and deliverables so required by the Lender shall be conditions precedent to the advance of any Additional Tranche.

(ii)	Additional Tranche Work Fee. The Borrower will pay to Lender a work fee equal to 1% of the amount of any Additional Tranche that the Lender agrees to advance in accordance with 2.2(b) above, which amount will be fully earned and payable on the date that the Lender notifies the Borrower of its acceptance to advance such Additional Tranche (for certainty, whether or not the Qualified Acquisition is effected and/or such Additional Tranche is ultimately advanced).

( )	Additional Tranche Origination Fee. Concurrently with the advance of any Additional Tranche, the Borrower will pay to Lender an origination fee equal to 2% of the amount of such Additional Tranche, which amount will be fully earned and payable on the date of the advance of such Additional Tranche.

(i)	Success Fee. For certainty, any Additional Tranche made by Lender shall entitle Lender to additional common shares or cash consideration pursuant to Section 4.8 hereof in accordance with the terms thereof.

(ii)	Expenses. For certainty, the Borrower shall reimburse Lender for its expenses incurred in connection with its consideration of any Additional Tranche Requests (whether or not agreed to) and any Additional Tranches (whether or not advanced) in accordance with Section 4.9 hereof.

(d) If Lender declines an Additional Tranche Request on the terms described herein, and notwithstanding Sections 9.2(d) and 9.2(r) hereof, then the Borrower shall be entitled to effect the Qualified Acquisition through a Special Purpose Entity which Special Purpose Entity shall be entitled to obtain secured financing or other financing from third parties to finance the proposed Qualified Acquisition, on the strict condition that no Loan Party other than such Special Purpose Entity shall be a party to or otherwise involved in or affected by such transactions and that such transactions shall not, in the opinion of the Lender, otherwise adversely affect Lender or its rights hereunder.

ARTICLE 3 - PAYMENT

3.1	Payments on Principal.

(a) The Borrower shall pay in full to Lender the outstanding principal amount on each Loan, together with all accrued and unpaid interest thereon and any other accrued and unpaid Obligations, on the earliest to occur of: (i) the applicable Maturity Date; and (ii) the date of the acceleration of the Obligations pursuant to Section 11.2 of this Agreement.

(b) In addition to the interest payments set forth in Section 4.2, the Borrower shall pay to Lender on account of principal of each Loan the amounts set forth on the Repayment Schedule.

(c) All payments to be made by the Borrower to Lender hereunder shall be made to Lender by wire transfer in accordance with the wire instructions given by Lender to the Borrower in writing from time to time.

3.2	Prepayments.

Without the prior written consent of Lender, which may be withheld or conditioned by Lender in its sole discretion, the outstanding principal of Loans shall not be prepaid prior to the applicable Maturity Date of such Loans. Any amounts prepaid or repaid (to the extent permitted by Lender) shall not be re-borrowed and shall be applied (i) firstly in reduction of accrued and unpaid interest and all other amounts then outstanding (other than the principal amount of the relevant Loan), and (ii) thereafter, in reduction of the principal amount of such Loan.

3.3	General Matters.

All payments made by the Borrower shall be made without set-off, recoupment or counterclaim. The Loan shall, if requested by Lender, in Lender’s sole discretion, be evidenced by one or more promissory notes in form and substance satisfactory to Lender. However, if such Loan is not so evidenced, the Loan made by Lender, including rates of interest, fees and other charges, may be evidenced by entries upon the books and records maintained by Lender which books and records shall constitute conclusive evidence thereof in the absence of manifest error.

ARTICLE 4 - INTEREST, FEES AND CHARGES

4.1	Rate of Interest.

(a) First Tranche and Second Tranche. Subject to Section 4.3, the principal amount of the First Tranche and the Second Tranche and other outstanding Obligations relating to the First Tranche and the Second Tranche shall bear interest at a rate equal to 15% per annum compounded quarterly; provided, however, that upon the occurrence of an Equity Financing interest on the First Tranche only shall thereafter be calculated at a rate equal to 13% per annum compounded quarterly. In each case such interest shall be payable in arrears in accordance with Section 4.2 and calculated in accordance with Section 4.4(a).

(b) Third Tranche. Subject to Section 4.3, the principal amount of the Third Tranche and other outstanding Obligations relating to the Third Tranche shall bear interest from the Closing Date to the date paid, at a rate equal to 10.5% per annum compounded quarterly. In each case such interest shall be payable in arrears in accordance with Section 4.2 and calculated in accordance with Section 4.4(b).

(c) Additional Tranches. Subject to Section 4.3, the principal amount of each Additional Tranche and other outstanding Obligations relating to such Additional Tranche shall bear interest from the date of the advance thereof to the date paid, at a rate equal to 10.5% per annum compounded quarterly. In each case such interest shall be payable in arrears in accordance with Section 4.2 and calculated in accordance with Section 4.4(b).

4.2	Payment of Interest.

The Borrower shall pay Lender all accrued and unpaid interest on the principal amount of the Second Tranche then outstanding monthly in arrears in cash on the eleventh (11th) day of each month and pay Lender all accrued and unpaid interest on the principal amount of all other Loans (including, for certainty, any Additional Tranches) then outstanding and the outstanding amount of other Obligations quarterly in arrears in cash on each Interest Payment Date, starting with the Interest Payment Date falling on September 30, 2017. For certainty, the final payment date with respect to interest and principal owing under the First Tranche shall be January 20, 2018.

4.3	Default Rate of Interest.

Upon and after the occurrence of an Event of Default under Section 11.1, and during the continuation thereof, the principal amount of the Loan and the other Obligations shall bear interest at a rate per annum equal to the interest rate otherwise payable pursuant to Section 4.1 plus five percent (5%) and such interest shall be calculated daily and compounded quarterly and shall be payable on demand by Lender.

4.4	Computation of Interest and Fees.

(a) First Tranche and Second Tranche. With respect to the First Tranche, interest shall be determined daily and compounded quarterly not in advance, and with respect to the Second Tranche, interest shall be determined daily and compounded monthly not in advance, in each case both before and after demand, default and judgment and shall be computed on the actual number of days elapsed over a year of three hundred and sixty-five (365) days or three hundred and sixty-six (366) days, as the case may be.

(b) Third Tranche and Additional Tranches. With respect to the Third Tranche and any Additional Tranches, interest shall be determined daily and compounded quarterly not in advance, both before and after demand, default and judgment and shall be computed on a 360-day basis.

4.5	Maximum Interest.

It is the intent of the parties that the rate of interest and the other charges to the Borrower under this Agreement shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Lender may lawfully charge the Borrower, then the obligation to pay interest and other charges shall automatically be reduced with retroactive effect to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to the Borrower.

4.6	Origination Fee.

The Borrower will pay to Lender an origination fee equal to $200,000 (the “Origination Fee”), being 2% of the Third Tranche amount, which will be fully earned and payable on the date hereof.

4.7	Work Fee.

The Borrower will pay to Lender a work fee equal to $100,000 (the “Work Fee”), being 1% of the Third Tranche amount, which will be fully earned and payable at the earlier of August 1, 2017 and the Closing Date. For greater certainty, the said fee is payable whether or not the Third Tranche is advanced.

4.8	Success Fees.

On (i) the Maturity Date of each Loan advanced hereunder on or after the date hereof (including, for certainty, the Third Tranche and every Additional Tranche), or (ii) at the option of the Lender, on the date of the acceleration by Lender of each such Loan advanced hereunder on or after the date hereof pursuant to Section 11.2 hereof (each, a “Calculation Date”) the Borrower shall pay the Lender a success fee payable with respect to each Loan so advanced by issuance and delivery by the Borrower to the Lender of such number of common shares being equal 10% of such Loan, divided by the lesser of (A) $1.50, (B) the lowest price at which any common shares were issued by the Borrower in any offering or equity financing or other transaction between the Closing Date and the Calculation Date of the relevant Loan, and (C) the Current Market Price on the Calculation Date of the relevant Loan (“Success Fee Shares”). Within five (5) Business Days of each Calculation Date, the Borrower shall, at its option, either: (X) issue and deliver the relevant number of Success Fee Shares to the Lender or (Y) make a cash payment to the Lender in an amount equal to the number of Success Fee Shares otherwise issuable multiplied by the Current Market Price as of the relevant Calculation Date.

4.9	Lender’s Expenses.

The Borrower shall reimburse Lender for all reasonable costs and expenses (including without limitation, reasonable accounting, valuation and consultant fees and expenses and reasonable legal fees and expenses in each applicable jurisdiction) incurred by Lender before or after the Closing Date in connection with: (a) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the documentation and consummation of the transactions contemplated hereby and thereby (whether or not a given Loan transaction is consummated and whether such transactions are effected concurrently with the funding of a Loan or subsequently), including matters relating to the post-closing deliverables contemplated by this Agreement, to Lender’s Distribution Agreements and, for certainty, to Qualified Acquisitions (including the consideration thereof) and Additional Tranches (whether or not advanced), as well as any amendments, modifications or waivers of the provisions hereof or thereof, including, without limitation, security and other public record searches, lien filings, express mail or similar express or messenger delivery, due diligence costs and expenses, (b) its administration and interpretation of this Agreement and the other Loan Documents and its seeking to collect, protect or enforce any rights in or to the Collateral or incurred by Lender in seeking to collect any Obligations and to administer and enforce any of its rights under this Agreement and the other Loan Documents. All such costs, expenses and charges incurred on or prior to August 1, 2017 or the Closing Date, as applicable, shall be paid on such date, and all such costs, expenses and charges incurred after the Closing Date will constitute Obligations hereunder, shall be payable by the Borrower to or to the order of Lender on demand and, if overdue by 30 days or more, until paid, will bear interest at the Deemed Interest Rate.

4.10	Illegality.

If any Applicable Law coming into force after the Closing Date, or if any change in any existing Applicable Law or in the interpretation or application thereof by any court or Governmental Authority, now or hereafter makes it unlawful for Lender to have advanced or acquired interest in the Loan or to give effect to its obligations in respect thereof, Lender may, by written notice thereof to the Borrower, declare its obligations under this Agreement to be terminated, and the Borrower shall prepay, within the time required by such law, the principal amount of the Loan together with accrued interest thereon and any other amounts owing under this Agreement as may be applicable to the date of such payment. If any such event shall, in the opinion of Lender, only affect part of its obligations under this Agreement, the remainder of this Agreement shall be unaffected and the obligations of the Loan Parties under the Loan Documents shall continue.

4.11	Increased Costs.

Notwithstanding any other provision herein, in the event that the introduction of or any change in any Applicable Law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) from any Governmental Authority:

(a) subjects Lender to any new tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or the Loan, or changes the basis of taxation of payments to Lender of principal, interest or any other amount payable hereunder (except for changes in the rate of tax imposed on the overall net income of Lender); or

(b) imposes, modifies, holds applicable any reserve, special deposit, compulsory loan or similar requirement against Property held by, or deposits or other obligations in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender;

and the result of any of the foregoing is to materially increase the cost to Lender of agreeing to make, making, continuing or maintaining or participating in the Loan, or to materially reduce any amount receivable thereunder or to materially increase the withholding taxes payable then, in any such case, the Borrower shall pay Lender, after demand by Lender, any additional amounts necessary to compensate Lender on an after-tax basis for such additional cost or reduced amount receivable or increased withholding taxes payable with respect to any Loan Document or the Loan made hereunder.

ARTICLE 5 - TERMINATION AND REDUCTION

5.1	Termination.

This Agreement shall be in effect from the date hereof until the later of (i) the indefeasible repayment and performance in full of the Obligations and (ii) the Termination Date. At such time:

(a) the Borrower shall provide a release of any obligations and obligations of Lender and its Affiliates, in form and substance reasonably satisfactory to Lender; and

(b) Lender shall, at the Borrower’s cost and expense, deliver to the Borrower a termination, discharge and release of all security in form and substance reasonably satisfactory to the Borrower and such other documents and instruments as the Borrower may reasonably request in order to effect or evidence the termination of this Agreement and the security.

5.2	Continuing Obligations.

Nothing in Section 5.1 shall affect any rights, liabilities and obligations of Borrower or Lender set out in this Agreement or in any other Loan Document which are stated to survive payment of the Obligations and termination of this Agreement or the Loan Documents, as the case may be.

ARTICLE 6 - SECURITY AND COLLATERAL

6.1	Security Delivered on or Prior to the Closing Date.

On or prior to the Closing Date (subject to the post-closing delays noted below), as continuing collateral security for the payment and satisfaction of all Obligations, the Loan Parties shall deliver or cause to be delivered to Lender Security on the Collateral, including the following Security Documents, all of which shall be in form and substance satisfactory to Lender:

(a) a general security agreement from each Loan Party in favour of Lender constituting a first-priority Lien (subject only to Permitted Liens) on all of the present and future Property of each Loan Party in all relevant jurisdictions;

(b) the shares of the Subsidiaries, duly pledged and endorsed for transfer in blank (to be delivered within 10 days of the Closing Date);

(c) a collateral assignment from each Loan Party of its interests in all Material Contracts and Material Licenses;

(d) such Control Agreements as Lender may require (to be delivered within 60 days of the Closing Date);

(e) landlord access agreement with the landlord of any leased premises of any Loan Party (to be delivered within 30 days of the Closing Date);

(f) Intellectual Property security agreement from each Loan Party in favour of Lender, duly filed in such intellectual property registries as the Lender shall require (Borrower shall effect the necessary filings in the appropriate intellectual property registries in Canada, the United, the European Union, Australia and with the World Intellectual Property Organization (and any other registries designated by Knight) within 30 days of the Closing Date).

(g) Waivers from bailees or warehouseman with respect to any premises where Property of the Borrower or any other Loan Party having a book value in excess of $25,000 may be located from time to time (to be delivered within 30 days of the Closing Date);

(h) a guarantee agreement of the Obligations from each Subsidiary of the Borrower in favour of Lender;

(i) specific security agreement granted by the Borrower in respect of the issued share capital in Nomad;

(j) confirmation agreements from the Borrower, Nomad and Breakthrough in favour of Lender in relation to the Security Documents delivered prior to the Closing Date, including those delivered pursuant to the Existing Loan Agreement; and

(k) such other agreements as Lender may require from time to time. 28

6.2	Further Assurances.

The Borrower shall take or cause to be taken such action and execute and deliver or cause to be executed and delivered to Lender such agreements, documents and instruments as Lender shall request, and register, file or record the same (or a notice or financing statement in respect thereof) in all offices where such registration, filing or recording is, in the opinion of Lender or Lender’s counsel, necessary or advisable to constitute, perfect and maintain the Security Documents referred to in Section 6.1 as first-ranking Liens of Borrower or the Person granting such Liens, subject only to the Permitted Liens, in all jurisdictions reasonably required by Lender, in each case within a reasonable time after the request therefor by Lender or Lender’s counsel, and in each case in form and substance satisfactory to Lender and Lender’s counsel, acting reasonably.

6.3	Security Effective Notwithstanding Date of Loan.

The Security and the Security Documents shall be effective and the undertakings in this Agreement and the other Loan Documents with respect thereto shall be continuing, whether the monies hereby or thereby secured or any part thereof shall be advanced before or after or at the same time as the creation of any such Security or before or after or upon the date of execution of this Agreement. The Security shall not be affected by any payments on this Agreement or any of the other Loan Documents, but shall constitute continuing security to and in favour of Lender for the Obligations from time to time.

6.4	No Merger.

The Security and the Security Documents shall not merge in any other security granted by the Borrower. No judgment obtained by or on behalf of Lender shall in any way affect any of the provisions of this Agreement, the Security Documents or the other Loan Documents. For greater certainty, no judgment obtained by or on behalf of Lender shall in any way affect the obligation of the Borrower to pay interest or other amounts at the rates, times and in the manner provided in this Agreement, or the obligations of the other Loan Parties under the Security.

6.5	Release of Security.

At the later of (i) the due payment and performance in full of all Obligations and (ii) the Termination Date, Lender will, at the cost and expense of the Borrower, release and discharge the right and interest of Lender in the Collateral, following indefeasible payment and performance in full of all Obligations.

In addition, if any Property of any of the Loan Parties is Disposed of as permitted by this Agreement or is otherwise released from the Security at the direction or with the consent of Lender, at the request, cost and expense of the Borrower (on satisfaction, or on being assured of concurrent satisfaction, of any condition to or obligation imposed with respect to such Disposition), Lender shall discharge such Property from the Security and deliver and re-assign to the Borrower or its Subsidiaries (without any representation or warranty) any of such Property as is then in the possession of Lender.

ARTICLE 7 - REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties.

The Borrower hereby makes the following representations:

(a) Existence and Qualification. Each Loan Party (i) has been duly incorporated, amalgamated, formed, merged or continued, as the case may be, and is validly subsisting and in good standing as a corporation, company or partnership, under the laws of its jurisdiction of incorporation, amalgamation, merger, formation or continuance, as the case may be, (ii) is duly qualified to carry on its business in each jurisdiction in which it carries on business except for non-qualification which has no adverse effect on the Business, and (iii) has all required Material Licenses.

(b) Power and Authority. Each Loan Party has the corporate, company or partnership power, capacity and authority, as the case may be, (i) to enter into, and to exercise its rights and perform its obligations under, the Loan Documents to which it is a party and all other instruments and agreements delivered by it pursuant to any of the Loan Documents, and (ii) to own its Property and carry on its business as currently conducted.

(c) Execution, Delivery, Performance and Enforceability of Documents. The execution, delivery and performance of each of the Loan Documents to which each Loan Party is a party has been duly authorized by all corporate or limited liability company, as the case may be, actions required, and each of such documents has been duly executed and delivered by it. Each Loan Document to which each Loan Party is a party constitutes the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

(d) Compliance with Applicable Laws, Organizational Documents and Contractual Obligations. None of the execution or delivery of, the consummation of the transactions contemplated in, or the compliance with the terms, conditions and provisions of any of, the Loan Documents conflicts with or will conflict with, or results or will result in any breach of, or constitutes a default under or contravention of, any Applicable Law, the Loan Parties’ respective Organizational Documents or any Material Contract or Material License, or results or will result in the creation or imposition of any Liens upon any of its Property except for Permitted Liens.

(e) Privacy Laws. Without in any way limiting anything else set forth herein, the Borrower and the other Loan Parties have established policies and procedures with respect to the collection, use, transfer and disclosure of information (including health information) about identifiable individuals including with respect to employees, customers, patients and health care professionals (“Personal Data”) compliant with Applicable Law relating to privacy and data protection (“Privacy Law”), and have been and are operating at all times in compliance in all material respects with all such Applicable Law. None of the Loan Parties has had any breach, misappropriation, or unauthorized collection, use or disclosure of any Personal Data (a “Data Breach”) or are a party to any Action Request or Violation Notice which has been instituted or threatened involving a claim against them for any breach, misappropriation or unauthorized collection, use, transfer or disclosure or any breach of any Applicable Law relating to privacy and data protection of Personal Data. Without limiting the foregoing, (i) the Loan Parties have obtained all necessary and required consents with respect to the collection, use and disclosure of Personal Data; (ii) the transfers of any Personal Data by the Borrower to the Lender arising from or pursuant to this Agreement or any other Loan Document will comply in all material respects with any Applicable Law relating to privacy law and data protection law in all relevant jurisdictions (iii) the Loan Parties have obtained all necessary and required consents with respect to the sending of commercial electronic messages to third parties; and (d) the Borrower has full records of all privacy law consents or such other consents so required obtained in writing, including the record of the date, time, purpose, and manner of each consent so as to demonstrate the context in which the consenting party provided consent, with such records including full copies of any materials the consenting party may have encountered in providing such consent.

(f) Consent Respecting Loan Documents. Each Loan Party has obtained, made or taken all consents, approvals, authorizations, declarations, registrations, filings, notices and other actions whatsoever required (except for registrations or filings which may be required in respect of the Security Documents) to enable it to execute and deliver each of the Loan Documents to which it is a party and to consummate the transactions contemplated in the Loan Documents, except where the failure to do so is immaterial considering the nature of the Loan Documents.

(g) Intellectual Property/License Agreements. Each Loan Party owns or licenses or otherwise has the right to use all Intellectual Property that is material and necessary and useful to continue to conduct its Business as heretofore conducted by it or proposed to be conducted, details of all of which as of the Closing Date are described in Schedule 7.1(g). As of the date hereof, no Loan Party has any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office, the Canadian Intellectual Property Office or any similar office or agency in the United States, Canada, Australia, any State or Province thereof, any political subdivision thereof or in any other country, other than those described in Schedule 7.1(g). and has not granted any licenses with respect thereto other than as set forth in Schedule 7.1(g). No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights and each Loan Party will be entitled to continue to use, practice and exercise rights in all of the Intellectual Property. To the Borrower’s knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Loan Party infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or, to the Borrower’s knowledge, threatened against or affecting any Loan Party contesting its right to sell or use any such Intellectual Property. Schedule 7.1(g) sets forth all of the agreements or other arrangements of the Loan Parties pursuant to which any Loan Party has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of any Loan Party as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by a Loan Party after the date hereof, collectively, the “Licenses” or “License Agreements” and individually, a “License” or “License Agreement”).

(h) Jurisdiction, Current and Prior Names. Each Loan Parties jurisdiction of organization, chief executive office, legal name and prior names, trade-names and division names are described on Schedule 7.1(h) as of the date hereof, and such schedule also lists all jurisdictions of organization and legal names of such Loan Party for the six (6) months preceding the date hereof, if different.

(i) Corporate Structure. The Loan Parties have no Subsidiaries, other than the Subsidiaries described in Schedule 7.1(i). The Loan Parties are not engaged in any joint venture or partnership with any other Person.

(j) Litigation. Except as described in Schedule 7.1(j), to the best of Borrower’s knowledge after due inquiry, there are no actions, suits, counterclaims or proceedings which are pending or threatened against the Loan Parties where more than $100,000 is at issue.

(k) Material Contracts and Material Licenses. Schedule 7.1(k) (as amended from time to time and updated with the delivery of each Compliance Certificate pursuant to Section 8.2), accurately sets out all Material Contracts and Material Licenses. A true and complete certified copy of each Material Contract and Material License existing at the Closing Date has been delivered to Lender and each Material Contract and Material License is in full force and effect. No event has occurred and is continuing which would constitute a material breach of or a default under any such Material Contract or Material License. Each Material Contract to which the Loan Parties are a party is binding upon such Loan Party and, to Borrower’s knowledge, is a binding agreement of each other Person who is a party to the Material Contract. It has obtained, as of the Closing Date, all necessary consents, including consents of landlords, licensees, Government Authorities and other third parties to the granting of a security interest in each Material Contract and Material License pursuant to the Security Documents.

(l) No Liens. No security agreement, financing statement or analogous instrument exists as at the Closing Date with respect to any of the Collateral other than any security agreement, financing statement or analogous instrument evidencing Permitted Liens.

(m) Title to Collateral. The Loan Parties are the lawful owners of all Collateral now purportedly owned or hereafter purportedly acquired by them, free from all Liens, whether voluntarily or involuntarily created and whether or not perfected, other than Permitted Liens.

(n) Financial Information. All of the quarterly and annual Financial Statements or other financial information which have been furnished to Lender, in connection with this Agreement are complete in all material respects and such Financial Statements or other financial information fairly present the results of operations and financial position of the Borrower as of the dates referred to therein and have been prepared in accordance with GAAP. All other financial information provided to Lender (including, without limitation, the Annual Business Plan) are complete in all material respects and based on reasonable assumptions and expectations.

(o) Permitted Debt. As of the Closing Date (giving effect to the making of the Third Tranche), the Loan Parties are not obligated, whether directly or indirectly, for any Debt other than the Permitted Debt.

(p) Taxes. Except as disclosed in Schedule 7.1(p), each Loan Party has duly and timely filed all tax returns required to be filed by it and has paid or made adequate provision for the payment of all Taxes levied on its Property or income which are showing therein as due and payable, including interest and penalties, or has accrued such amounts in its financial statements for the payment of such Taxes except for Taxes which are not material in amount or which are not delinquent or if delinquent are being contested, and there is no material action (except, after the date of this Agreement, as is disclosed to Lender in writing), suit, proceeding, investigation, audit or claim now pending, or to its knowledge, threatened by any Governmental Authority regarding any Taxes nor has it agreed to waive or extend any statute of limitations with respect to the payment or collection of Taxes.

(q) Full Disclosure. All information provided or to be provided to Lender by or on behalf of the Loan Parties in connection with the Loan is, to Borrower’s or such Loan Party’s knowledge, true and correct in all material respects and none of the documentation furnished to Lender by or on behalf of it, to Borrower’s knowledge, omits or will omit as of such time, a material fact necessary to make the statements contained therein not misleading in any material way, and all expressions of expectation, intention, belief and opinion contained therein were honestly made on reasonable grounds (and any other Person who furnished such material on behalf of it).

(r) Insolvency. Each Loan Party (i) has not committed any act of bankruptcy, (ii) is not insolvent, will not be rendered insolvent hereby, nor has proposed, nor given notice of its intention to propose, a compromise or arrangement to its creditors generally, nor (iii) has any petition for a receiving order in bankruptcy filed against it, made a voluntary assignment in bankruptcy, taken any proceeding with respect to any compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound-up, taken any proceeding to have a receiver appointed of any part of its Property.

(s) Location of Collateral. The offices where each Loan Party keeps its books, records and accounts (or copies thereof) concerning the Collateral, each Loan Party’s principal place of business and each Loan Party’s other significant places of business and significant locations of Collateral are as set forth in Schedule 7.1(s).

(t) Owned Real Property. A list of each Loan Party’s owned real property is as set forth in Schedule 7.1(t).

(u) Leased Real Property. A list of each Loan Party’s leased real property is as set forth in Schedule 7.1(u).

(v) Deposit Accounts and Security Accounts. A list of the Borrower’s Deposit Accounts and Securities Accounts as of the Closing Date is set forth in Schedule 7.1(v), including in each case the name and address of each depository, the name in which the account is held, a general description of the purpose of the account and the complete account number therefor.

(w) Environmental Laws. Each Loan Party complied with all Environmental Laws applicable to the construction and operation of its Property and businesses, except where any non-compliance would not reasonably be expected to have a Material Adverse Effect; each Loan Party has no material contingent liability with respect to non-compliance with Environmental Laws or the generation, handling, use, storage, or disposal of Materials of Environmental Concern; and, without limiting the generality of the foregoing, except as would not reasonably be expected to have a Material Adverse Effect, the Loan Parties:

(i) have not received any Action Request, Violation Notice, summons, complaint, order or other notice that it is not in compliance with, or that any Governmental Authority is investigating its compliance with, Environmental Laws:

(ii) have no knowledge or reason to believe that operations or any Property of or occupied by the Loan Parties or in the Loan Parties’ charge, management or control are not in compliance with all applicable Environmental Laws and each of their Properties is free:

(A) from contamination by, and there has not been thereon a release, discharge or emission of, any Materials of Environmental Concern which is prohibited, controlled or regulated under any Environmental Law; and

(B) of underground storage tanks, landfills, land disposals and dumps;

(iii) have not filed any notice, or received notice, under any Applicable Law, including any Environmental Law, indicating past or present treatment, storage or disposal of a Material of Environmental Concern or reporting any spill or release of a Material of Environmental Concern into the environment;

(iv) have no contingent liability of which the Borrower has knowledge or reasonably should have knowledge in connection with any release of any Material of Environmental Concern;

(v) do not generate, transport, treat or dispose of any Material of Environmental Concern in any manner which is not in compliance with all applicable Environmental Laws; and

(vi) have not disposed of any Material of Environmental Concern in or on the ground of the Loan Parties’ real properties or premises leased by the Loan Parties.

(x) Labor Matters. Except as provided on Schedule 7.1(x):

(i) there is no collective bargaining agreement or other labour contract covering employees of the Loan Parties;

(ii) there is no pending or, to the best of its knowledge, threatened strike, work stoppage, material unfair labour practice claims, or other material labour dispute against or affecting the Loan Parties or their employees which would reasonably be expected to have a Material Adverse Effect;

(iii) there are no controversies pending or threatened between the Loan Parties and any of their employees, other than employee grievances arising in the ordinary course of business which would not reasonably be expected to have a Material Adverse Effect; and

(iv) no employee of the Borrower or any of its Subsidiaries, and no consultant, independent contractor or agent engaged by the Borrower or any of its Subsidiaries (and no employee of such consultant or independent contractor) is an illegal or undocumented worker. All employees, consultants, independent contractors or agents have all work permits, visas, authorizations or status, as the case may be, required to perform work or provide services in the United States (or in the case of non-US subsidiaries, such other relevant jurisdiction in which a Subsidiary resides); and

(v) each Loan Party is in compliance in all material respects with all Applicable Laws respecting employment and employment terms, conditions and practices.

(y) Pension Plans. Except as disclosed on Schedule 7.1(y), the Loan Parties do not sponsor or maintain or contribute to a Pension Plan. With respect to any Pension Plan adopted or to which the Loan Parties may become obliged to contribute, no failure to remit contributions (other than immaterial amounts) has occurred with respect to any such Pension Plan, that is sufficient to give rise to a Lien under any Applicable Laws of any jurisdiction (other than a Permitted Lien), and no condition exists and no event or transaction has occurred with respect to any such Pension Plan which could result in the incurrence by a Loan Party of any material liability, fine or penalty. Each Pension Plan is in compliance in all material respects with all Applicable Laws pertaining to pension benefits and Tax laws, (i) all contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made to the appropriate funding agency in accordance with all Applicable Laws and the terms of such Pension Plan have been made in accordance with all Applicable Laws and the terms of such Pension Plan, except for amounts which are immaterial, (ii) all liabilities under such Pension Plan are fully funded, on a going concern and solvency basis, in accordance with the terms of the respective Pension Plans, the requirements of applicable pension benefits laws and of applicable regulatory authorities and the most recent actuarial report filed with respect to the Pension Plan. No event has occurred and no conditions exist with respect to any such Pension Plan that has resulted or could reasonably be expected to result in such Pension Plan having its registration revoked or refused for the purposes of any applicable pension benefits or tax laws or being placed under the administration of any relevant pension benefits regulatory authority or being required to pay any taxes or penalties under any applicable pension benefits or tax laws.

(z) ERISA. (i) With respect to each ERISA Plan, each Loan Party and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Revenue Code to the extent applicable to it and has not incurred any liability to the PBGC or under Title IV of ERISA, other than a liability to the PBGC for premiums under Section 4007 of ERISA; (ii) it does not have any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA or as required under Applicable Law requirements for health continuation coverage, (iii) neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any ERISA Plan; (iv) no notice of intent to terminate an ERISA Plan has been filed, nor has any ERISA Plan been terminated; (v) no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, ERISA Plan, nor has the PBGC instituted any such proceedings; (vi) neither it nor any member of its Controlled Group has completely or partially withdrawn from a multiemployer plan; (vii) it and all members of its Controlled Group have met their minimum funding requirements under ERISA with respect to all of their ERISA Plans and the present value of all vested benefits under each ERISA Plan exceeds the fair market value of all such ERISA Plan assets allocable to such benefits, as determined on the most recent valuation date of such ERISA Plan and in accordance with the provisions of ERISA; and neither it nor any member of its Controlled Group has incurred any liability to the PBGC under ERISA.

(aa) Computer Software. Each Loan Party owns or has licensed for use or otherwise has the right to use or to acquire or License all of the material software necessary to conduct its businesses. All computer equipment owned or used by the Loan Parties and necessary for the conduct of business has been properly maintained and is in good working order for the purposes of on-going operation, subject to ordinary wear and tear for computer equipment of comparable age.

(bb) Insurance. Each Loan Party has maintained and maintains insurance which is in full force and effect that complies with all of the requirements of this Agreement. Each Loan Party has maintained and maintains product liability insurance which is in full force and effect covering at least $5,000,000 per claim and $5,000,000 in the aggregate. Schedule 7.1(bb) lists all existing insurance policies maintained by the Loan Parties as of the Closing Date.

(cc) OFAC. The Loan Parties are not in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC or any of the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America. The Borrower (i) is not a Sanctioned Person or a Sanctioned Entity or named on any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC or any similar lists maintained by the aforementioned Governmental Authorities, (ii) has no more than ten percent (10%) of its assets located in Sanctioned Entities or by Sanctioned Persons, or (iii) derives no more than ten percent (10%) of its revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. or other Persons described in clause (i).

(dd) Anti-Money Laundering, Etc. Each Loan Party has conducted all transactions, negotiations, discussions and dealings in full compliance with anti-bribery and anti-corruption laws and regulations applicable in any jurisdiction in which they are located or conducting business. No Loan Party has made any offer, payment, promise to pay or authorization of payment of money or anything of value to any government official, or any other person while having reasonable grounds to believe that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to a government official, for the purpose of (i) assisting the parties in obtaining, retaining or directing business; (ii) influencing any act or decision of a government official in his or its official capacity; (iii) inducing a government official to do or omit to do any act in violation of his or its lawful duty, or to use his or its influence with a government or instrumentality thereof to affect or influence any act or decision of such government or department, agency, instrumentality or entity thereof; (iv) securing any improper advantage; or (v) otherwise violating the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, including any replacement legislation; The operations of each of the Loan Parties are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Applicable Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Authority involving the Borrower with respect to Applicable Money Laundering Laws is pending or threatened;

(ee) Investment Company. No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 of the United Sates, as amended.

(ff) No Margin Stock. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Loan shall be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System of the United States) or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(gg) Perfection Certificate. The information set forth in the Perfection Certificate (and each Perfection Certificate delivered in accordance herewith) is true, correct and complete as of the date set forth therein and will be true, correct and complete on the Closing Date.

(hh) Purchase Agreements. The accuracy and completeness of each of the representations and warranties set out in the Nomad Purchase Agreement, the share purchase agreement concerning the Breakthrough Acquisition and Section 5 of the FNL Asset Purchase Agreement, including the definitions used therein and all such representations, warranties and definitions are hereby incorporated into this Agreement by reference as if same were herewith recited at length and made directly by the Borrower for the benefit of Lender. Such representations and warranties shall survive for so long as the Obligations remain outstanding, notwithstanding any shorter survival period under agreements.

(ii) No Material Adverse Effect. No event has occurred which has had or could reasonably be expected to have a Material Adverse Effect.

(jj) No Default or Event of Default. No Default or Event of Default has occurred and is continuing.

(kk) Regulatory Matters.

(i) Except as set forth on Schedule 7.1(kk) and (i) each Loan Party has obtained and holds in its name all Material Licenses required by the FDA, Health Canada or any other Governmental Authority, for the conduct of their Business as currently conducted, to permit any manufacturing, distribution, sales, testing, marketing or research and development activities of such Loan Party to date (the “Activities to Date”) with respect to each Product; (B) all such Material Licenses are in full force and effect and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Material License; (C) each Loan Party in compliance in all respects with all terms and conditions of each Material License, and with all Applicable Laws and requirements pertaining to the Activities to Date with respect to each Product; (D) each Loan Party is in compliance with all Applicable Laws regarding registration or notification for the site at which the Products are manufactured, processed, packed, held for distribution or from which and into which they are distributed; (ii) all manufacturing operations performed by or on behalf of each Loan Party are in compliance with current good manufacturing practice requirements and Applicable Laws and Material Licenses; and (iii) each Loan Party is in compliance with all reporting requirements for all Material Licenses, including, without limitation plant registrations.

(ii) All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Material License from the FDA, Health Canada, or other Governmental Authority relating to the Loan Parties or the Business or Products, when submitted to the FDA, Health Canada, United States Department of Agriculture or other Governmental Authority were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification have been submitted to the FDA, Health Canada, or other Governmental Authority. The claims for the Products are valid and supported by proper research, design, testing, analysis and disclosure.

(iii) Except as set out in Schedule 7.1(kk), each Product that is subject to the Applicable Laws promulgated by a Regulatory Authority, is manufactured, packaged, labelled, imported, exported, stored, distributed, sold (whether or not for consideration), advertised and marketed in compliance with all such Applicable Laws, (except for immaterial non-compliance) as well as all material terms and conditions imposed in any Licenses and permits issued in respect of the Products.

(iv) None of the Loan Parties nor, to the knowledge of the Borrower, any officer, employee, contractor or agent of the Loan Parties has ever made an untrue statement of material fact or fraudulent statement to a Regulatory Authority or failed to disclose a material fact required to be disclosed to a Regulatory Authority, or committed any act, made any statement, or failed to make any statement, that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or Health Canada or other Governmental Authority to invoke any similar policy or law.

(xxiv) No Loan Party has ever entered into a consent decree with the FDA, Health Canada or other Regulatory Authority or has been otherwise subject to a consent decree entered into by the FDA, Health Canada or other Governmental Authority.

(xxv) Except as set out in Schedule 7.1(kk), no Product has been recalled, withdrawn, suspended or discontinued (other than for commercial or business reasons), the subject of warnings, “dear doctor” letters, investigator notices, safety alerts, “serious adverse event” reports or other notice of action relating to an alleged lack of safety or regulatory compliance of any Products by any Loan Party at any time, any clinical investigator and/or other third party, and the Loan Parties have not received any information or report from any Governmental Authority, indicating that any of the Products, or ingredients therein, are unsafe or unsuitable for its intended use or pose an unacceptable health risk.

(xxvi) To the knowledge of Borrower after due inquiry, none of the Products or ingredients therein have been the subject of a warning, consumer alert or other cautionary statement issued by any Governmental Authority nor is there any ongoing complaint or investigation by any Governmental Authority relating to the advertising or marketing practices used for any Product. Other than as provided for in Schedule 7.1(kk), Borrower is not aware of any facts that would indicate that any Governmental Authority has or will prohibit or materially restrict the marketing, sale, distribution or use in the United States, Canada or Europe of any Product or the operation or use of any facility currently used to produce, manufacture or distribute the Products. Without limiting the foregoing, no Loan Party (i) has had any Product or manufacturing site subject to a Regulatory Authority (including Health Canada, FDA or the DEA) shutdown or import or export prohibition, (ii) has received any FDA Form 483 or other Regulatory Authority written notice of inspectional observations, “warning letters,” “untitled letters” or written requests or requirements to make changes to any Products or any Loan Party’s manufacturing facilities, processes or procedures (including, but not limited to, packaging and labeling) that if not complied with could, individually or in the aggregate, reasonably be expected to materially affect the Borrower, (iii) has received similar correspondence or notice from the FDA, DEA, Health Canada or other Regulatory Authority in respect of their respective Businesses alleging or asserting material noncompliance with any applicable Law, Material License or such requests or requirements of a Regulatory Authority, nor (iv) has received written notice from any applicable Regulatory Authority that such Regulatory Authority is conducting an investigation or review of any Material License or that such Permit has been revoked or withdrawn, nor has any such Regulatory Authority issued any order or recommendation stating that the development, testing, sale, marketing and/or manufacturing of such product should cease. As of the date hereof, to the knowledge of the Borrower or any of its Subsidiaries, neither the FDA, nor the DEA, Health Canada or any Governmental Authority is considering any such action described in this paragraph.

(xxvii) As of the date hereof, none of the Loan Parties or, to the knowledge of Borrower or any of its Subsidiaries, any of their respective officers, key employees or agents has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under Applicable Law, including, without limitation, 21 U.S.C. Section 335a. No claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are pending, or to the knowledge of Borrower or any of its Subsidiaries, threatened, against Borrower or its Subsidiaries or any of their respective officers, employees or agents.

(ix) Each Loan Party and each of their respective directors, officers, employees, and agents (while acting in such capacity) is, and at all times has been, in compliance with all health care Applicable Laws applicable to Borrower and its Subsidiaries or by which any or their respective properties, businesses (including the Business), Products or other assets is bound or affected, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), all criminal laws relating to health care fraud and abuse including, without limitation, 18 U.S.C. §§ 286, 287, 1001 and 1347, the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (42 U.S.C. § 17921 et seq.), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the exclusion laws (42 U.S.C. § 1320a-7), the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), the Public Health Service Act (42 U.S.C. §§ 201 et seq.), the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), the Controlled Substances Act (21 U.S.C. §§ 801 et seq.), the Criminal Code (Canada), the Corruption of Foreign Public Officials Act (Canada), the Personal Information Protection and Electronic Documents Act (Canada) and any other federal or provincial law regulating privacy of individually identifiable personal and personal health information, the Food and Drugs Act (Canada), the Controlled Drugs and Substances Act (Canada), the Consumer Packaging and Labelling Act (Canada), the Natural Health Products Regulations (Canada), the Medical Devices Regulations (Canada), the Ontario Drug Benefit Act (Ontario), the Drug Interchangeability and Dispensing Fee Act (Ontario) (“DIDFA”), and any similar law and all the regulations promulgated pursuant to all such laws, and any policy statement or written guidance document relating to all such laws, including, without limitation, the requirements for collection, reporting, and processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state, provincial or territorial supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state, provincial or territorial pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs (collectively, the “Health Care Laws”). None of Loan Parties have received any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action or any other notification, correspondence or written or oral communication from any Governmental Authority, including, without limitation, FDA, Health Canada, the Executive Officer appointed under DIDFA, DEA, the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services Office of Inspector General, of potential or actual non-compliance by, or liability of, the Borrower or any of its Subsidiaries, under any Health Care Laws, in any such case which could reasonably be expected to have be material to the financial condition, property, assets, operations or business of any Loan Party, no Loan Party has engaged in activities which are, as applicable, cause for false claims liability, civil penalties or mandatory or permissive exclusion from Medicare, Medicaid or any other federal or state healthcare program. Borrower and its Subsidiaries have filed, obtained, maintained, and submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Health Care Law (“Filings”), and all such Filings were true, complete, correct and not misleading on the date filed and any necessary or required updates, changes, corrections or modification have been submitted. Neither Borrower nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement agreements, or similar agreements related to any Health Care Law imposed by any Governmental Authority. None of Borrower, its Subsidiaries, or their respective directors, officers, employees, and agents has been or is currently suspended or excluded from participation in any federal health care program (as defined in Section 1128B(f) of the Social Security Act).

(ll) None of the foregoing representations and warranties and no document furnished by or on behalf of Borrower or any other Loan Party to Lender in connection with the negotiation of the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state any material fact necessary to make any such statement or representation (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished.

7.2	Survival of Representations and Warranties.

The Borrower, for itself and on behalf of the other Loan Parties, represents, warrants and covenants that all representations, warranties and covenants contained in this Agreement (whether appearing in Article 7 or elsewhere) shall be true, correct and complete at the time of the Borrower’s execution of this Agreement, shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto, shall, except for representations and warranties that relate solely to an earlier date, remain true, correct and complete until the indefeasible repayment and performance in full of all of the Obligations and termination of this Agreement.

ARTICLE 8 - SCHEDULES AND REPORTS

8.1	Financial Information.

The Borrower shall be subject to the following obligations with respect to the delivery or disclosure of financial information:

(a) the Borrower shall publicly-file copies of its internally prepared Consolidated Financial Statements as required by Applicable Law no later than forty-five (45) days after the end of the Borrower’s first three Fiscal Quarters each year,

(b) the Borrower shall publicly-file copies of its annual Consolidated Audited Financial Statements as required by Applicable Law no later than ninety (90) days after the end of each Fiscal Year,

(c) beginning with the 2018 Fiscal Year of the Borrower, no later than thirty (30) days prior to the commencement of each Fiscal Year of the Borrower, a copy of the Annual Business Plan (in form and substance satisfactory to Lender) approved by the board of directors of the Borrower, and, within twenty (20) days of any material modification thereto, a copy of the Annual Business Plan previously delivered, as modified; and

(d) The Borrower shall deliver to Lender copies of the Cash Balance Statements no later than twenty-five (25) days after the end of each calendar month.

8.2	Compliance Certificate.

The Borrower shall deliver to the Lender a Compliance Certificate (containing supporting calculations) confirming, inter alia, that it has maintained the financial covenants set forth in Section 9.1(z)(i) and 9.1(z)(iv) concurrently with the public filing of each Financial Statement filed pursuant to Sections 8.1(a) and 8.1(b) and, concurrently with the public filing of each Financial Statement filed pursuant to Section 8.1(b), commencing with the 2018 Fiscal Year of the Borrower, the Borrower shall also provide a comparison to the budget set forth in the Annual Business Plan and the previous year. Together with the Cash Balance Statement delivered pursuant to 8.1(d), the Borrower shall deliver to the Lender a Compliance Certificate (containing supporting calculations) confirming that it has maintained the financial covenants set forth in Section 9.1(z)(ii) and 9.1(z)(iii).

8.3	Other Matters.

At such times as may be requested by Lender from time to time hereafter, the Borrower shall deliver to Lender (i) without limiting Borrower’s obligations in Section 8.2 and 9.1(o), such additional schedules, certificates, reports and information with respect to the Collateral as Lender may from time to time reasonably require, including, but not limited to, non-consolidated Financial Statements of the Borrower; (ii) a collateral assignment of any or all items of property held by the Loan Parties, from time to time, to Lender or as Lender may direct in order to perfect and further establish the security interests in favour of Lender in such property in accordance with this Agreement (to the extent not otherwise previously perfected under a Loan Document). All schedules, certificates, reports and assignments and other items delivered by the Loan Parties to Lender hereunder shall be executed by an authorized representative of the Loan Parties, and shall be in such form and contain such information as Lender shall reasonably request. Lender, through its officers, employees or agents, shall have the right, upon reasonable notice at any time and from time to time in Lender’s name, in the name of a nominee of Lender or in Borrower’s name, to verify the validity, amount or any other matter relating to any of the Collateral, by mail, telephone, telegraph or otherwise. The Borrower shall reimburse Lender, on demand, for all reasonable receipted costs, fees and expenses incurred by Lender in this regard.

ARTICLE 9 - COVENANTS

9.1	Covenants.

Until indefeasible payment and performance in full of all Obligations and termination of this Agreement, unless the Borrower obtains the prior written consent of Lender waiving or modifying any covenants hereunder in any specific instance, the Borrower shall and shall cause each Loan Party to (as applicable):

(a) Timely Payment. Make due and timely payment of the Obligations required to be paid by it hereunder.

(b) Conduct of Business, Maintenance of Existence, Compliance with Laws. Carry on and conduct its business and operations in a proper, efficient and businesslike manner, in accordance with good business practice except for non-compliance which would not have a Material Adverse Effect; preserve, renew and keep in full force and effect its existence, will ensure that each Loan Party that is a Special Purpose Entity continues to maintain itself in all respects as a Special Purpose Entity, and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and to comply in all material respects with all Material Contracts, Material Licenses, material Licenses and Requirements of Law, including Health Care Law, Privacy Law, applicable consumer protection legislation and any other Applicable Law.

(c) Regulatory Compliance. Without limiting the generality of the foregoing (i) in connection with the development, testing, manufacture, marketing or sale of each and any Product by any Loan Party, such Loan Party shall comply fully and completely in all respects Material Licenses at all times issued by any Government Authority, specifically including the FDA and Health Canada, with respect to such development, testing, manufacture, marketing or sales of such Product by the Loan Parties as such activities are at any such time being conducted by the Loan Parties and (ii) the Loan Parties shall not permit any event or occurrence to occur or to take or to fail to take any action if the result of any of the forgoing would be that any of the representations and warranties set forth in Section 7.1(kk) to become untrue in any respect as of any date.

(d) Further Assurances. Provide Lender with such other documents, opinions, consents, acknowledgements and agreements as are reasonably necessary to implement this Agreement and the other Loan Documents from time to time.

(e) Access to Information. Promptly provide Lender with all information reasonably requested by Lender from time to time concerning its financial condition and Property, and during normal business hours and from time to time upon reasonable notice, permit representatives of Lender to inspect any of its Property and to examine and take extracts from its financial books, accounts and records including but not limited to accounts and records stored in computer data banks and computer software systems, and to discuss its financial affairs, its business or any part of its Property with its senior officers and (in the presence of such of its representatives as it may designate) its Auditor. Provided that a Default or Event of Default is then continuing (or Lender reasonably expects that that is the case), the Borrower will pay all reasonable expenses incurred by such representatives in order to visit Borrower’s premises or attend at the Borrower’s principal office, as applicable, for such purposes.

(f) Obligations and Taxes. Pay or discharge or cause to be paid or discharged, before the same shall become delinquent (i) all Taxes imposed upon it or upon its income or profits or in respect of its business or Property and file all tax returns in respect thereof; (ii) all lawful claims for labour, materials and supplies; (iii) all required payments under any of its Debt, and (iv) all other obligations; provided, however that it shall not be required to pay or discharge or to cause to be paid or discharged any such amount so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and, in the case of clause (i) above, an adequate reserve in accordance with GAAP has been established in its books and records.

(g) Use of Loan. Use the proceeds of the Third Tranche for general working capital for the Business and to fund Unfunded Qualified Acquisitions and use the proceeds of the Additional Tranches to fund Qualified Acquisitions.

(h) Insurance. Maintain or cause to be maintained with reputable insurers coverage against risk of loss or damage to its Property (including public liability and damage to property of third parties) and business interruption insurance of such types as is customary for and would be maintained by a corporation with an established reputation engaged in the same or similar business in similar locations and provide to Lender, as requested (acting reasonably), evidence of such coverage. The Borrower shall, prior to the expiry or replacement of any insurance policy, notify Lender of the replacement and at Lender’s request send copies of all replacement policies to Lender. Without limiting the generality of the foregoing, the Borrower will maintain product liability insurance covering at least $5,000,000 per claim and $5,000,000 in the aggregate. Without limiting the generality of the foregoing, the Borrower shall maintain in effect all insurance coverage reasonable and prudent for a business similar to the Business conducted in similar locations. Lender shall be indicated in all insurance policies, as applicable, as first loss payee and additional insured, and all policies shall contain such standard mortgage clauses as Lender shall reasonably require for Lender’s protection.

(i) Notice of Default or Event of Default. Promptly and, in any event within two (2) Business Days, notify Lender of any Default or Event of Default that would apply to it or to any Loan Party of which it becomes aware along with the action to be taken by such Loan Party to remedy any such Default or Event of Default.

(j) Notice of Material Adverse Effect. Promptly notify Lender of any Material Adverse Effect of which it becomes aware.

(k) Notice of Litigation. Promptly notify Lender on becoming aware of the occurrence of any litigation, dispute, arbitration, proceeding or other circumstance the result of which if determined adversely would or could reasonably be expected to result in (a) a judgment or award against a Loan Party in excess of $100,000 or (b) a Material Adverse Effect, and from time to time provide Lender with all reasonable information requested by it concerning the status of any such proceeding.

(l) Other Notices. Promptly, upon having knowledge, give notice to Lender of:

(i) any Loan Party becoming aware that any of the representations and warranties set forth herein are untrue in any material respect;

(ii) any notice of expropriation affecting any Loan Party;

(iii) any Action Request or Violation Notice;

(iv) any Data Breach;

(v) any Loan Party becoming subject to any administrative or regulatory action, inspection, Form FDA 483 observation, warning letter, notice of violation letter, or other notice, response or commitment made to or with the FDA, Health Canada or any comparable Governmental Authority, or any Product of any Loan Party being seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States, Canada or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any Product are pending or threatened against the Loan Parties;

(vi) any violation of any Applicable Law, including Privacy Laws, Health Care Laws and consumer protection legislation;

(vii) any default under any Debt in a principal amount greater than $100,000 of any Loan Party;

(viii) any termination prior to maturity of or default under a Material Contract or any termination, lapse, rescission or default under a Material License;

(ix) any damage to or destruction of any Property, of any Loan Party having a replacement cost in excess of $100,000;

(x) the acquisition of any real property by any Loan Party;

(xi) the receipt of insurance proceeds by any Loan Party in excess of $100,000;

(xii) any Lien registered against any Property of any Loan Party, other than a Permitted Lien;

(xiii) the occurrence of any event referred to in Section 7.1(y);

(xiv) a Product being recalled, withdrawn, suspended or discontinued or is under consideration of being recalled, withdrawn, suspended or discontinued;

(xv) a Product or any Loan Party being the subject of a warning, consumer alert or other cautionary statement issued by any Governmental Authority;

(xvi) any information or report from any Governmental Authority, indicating that any of the Products are, unsafe or unsuitable for its intended use or pose an unacceptable health risk;

(xvii) any entering into of a Material Contract or Material License; and

(xviii) any material adverse change in, or material adverse amendment to, or termination of a Material Contract or Material License.

(m) Environmental Compliance. Operate its business in compliance with Requirements of Environmental Laws (except where the failure to do so would not have a Material Adverse Effect) and operate all Property owned, leased or otherwise used by it such that no obligation, including a clean-up or remedial obligation, will arise under any Requirements of Environmental Law; provided, however, that if any such claim is made or any such obligation arises, the Borrower shall, or shall cause the applicable Loan Party to, promptly satisfy, address or contest such claim or obligation at its own cost and expense. Borrower shall promptly notify Lender upon: (i) learning of the existence of any Materials of Environmental Concern located on, above or below the surface of any land which it owns, leases, operates, occupies or controls (except those being stored, used or otherwise handled in compliance with Requirements of Environmental Law), or contained in the soil or water constituting such land; and (ii) the occurrence of any reportable release, spill, leak, emission, discharge, leaching, dumping or disposal of Materials of Environmental Concern that has occurred on or from such land, which, in either the case of (i) or (ii), is likely to result in liability under Requirements of Environmental Law in excess of $100,000.

(n) Security. With respect to the Security:

(i) provide to Lender the Security required from time to time pursuant to Article 6 in accordance with the provisions of such Article, accompanied by supporting resolutions, certificates and opinions in form and substance satisfactory to Lender; and

(ii) do, execute and deliver all such things, documents, security, agreements and assurances as may from time to time be requested by Lender to ensure that Lender holds at all times valid, enforceable, perfected first-priority Liens (subject only to Permitted Liens) on the Collateral from the Loan Parties meeting the requirements of Article 6.

(o) Perfection Certificate. The Borrower shall provide Lender with an updated Perfection Certificate upon any material change to the information set forth therein and in any event at least once per calendar year.

(p) Maintenance of Property. Keep all Property useful and necessary in its business in good working order and condition, normal wear and tear excepted, and maintain all Intellectual Property necessary to carry on its business.

(q) Landlord Consents. Use its best commercial efforts to obtain, in favour of Lender, a consent agreement from a landlord of premises that are leased at any time and from time to time by Borrower.

(r) Material Contracts, Material Licenses and Material License Agreements. Ensure that any Material Contract, Material License and material License Agreement is assigned by way of security in favour of Lender by the applicable Loan Party and to obtain, in favour of Lender, if requested by Lender or if reasonably necessary for a valid assignment of or grant of a security interest in such Material Contract, Material License or material License Agreement, or for the enforcement by Lender of the Security with respect thereto following an Event of Default (including the transfer upon foreclosure to Lender or to third parties), an acknowledgement of a Person or Governmental Authority to such assignment.

(s) Employee Benefit and Welfare Plans. Maintain all employee benefit, Pension Plans and Welfare Plans relating to its business in compliance with all Applicable Laws except for immaterial non-compliance.

(t) Additional Information. Promptly provide Lender, after the sending or filing thereof, with copies of all reports, notices, prospectuses and registration statements which Borrower or any other Loan Party files with a securities commission or securities regulatory authority in any Province of Canada or any other securities commission.

(u) Material Contracts and Material Licenses. At the request of Lender from time to time, provide to Lender certified copies of all Material Contracts and Material Licenses.

(v) Regulatory Matters. Ensure that (i) all non-compliance (other than immaterial non-compliance) with regulatory matters as identified in Schedule 7.1(kk) is remedied within a reasonable period of time following the Closing Date, and (ii) all existing and future Products are licensed and/or registered, as applicable, in compliance with Applicable Laws.

(w) ERISA. Promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could result in the imposition of a Lien other than a Permitted Lien against any of its Properties; promptly notify Lender of (i) the occurrence of any Reportable Event with respect to an ERISA Plan that could reasonably be expected to result in material liability, (ii) receipt of any notice from the PBGC of its intention to seek termination of any ERISA Plan or appointment of a trustee therefor, (iii) its intention to terminate or withdraw from any ERISA Plan or multiemployer plan that could reasonably be expected to result in material liability, and (iv) the occurrence of any event with respect to any ERISA Plan or multiemployer plan which would result in the incurrence by it or any Subsidiary of any material liability, fine or penalty, and (v) any material increase in its contingent liability with respect to any post-retirement Welfare Plan benefit.

(x) Patriot Act. In the case of Borrower, the Borrower acknowledges and agrees that pursuant to the provisions of the USA Patriot Act (Title III of the Pub. L. 107-56) signed into law October 26, 2001 (the “Patriot Act”) or any analogous or corresponding provision of applicable Australian law, Lender may be required to obtain, verify and record information with respect to Borrower; and the Borrower hereby agrees to cooperate with Lender and provide them with all information that may be required in order to fulfil their obligations under the Patriot Act; and without limiting the generality of the foregoing, the Borrower agrees to use commercially reasonable efforts to obtain the consent of any of their respective officers, directors and employees whose consent to the disclosure of any such information is required under applicable privacy legislation in Canada.

(y) Books and Records. At all times keep accurate and complete books, records and accounts with respect to all of its business activities, in accordance with sound accounting practices and, where applicable, GAAP consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Schedule 7.1(s).

(z) Financial Covenants.

(i)	Minimum EBITDA. The Borrower shall maintain a minimum EBITDA of Five Million Dollars ($5,000,000) for the twelve (12) months ending on September 30, 2017 and for the twelve (12) month period ending on the last day of each Fiscal Quarter thereafter, provided that the minimum EBITDA amount shall be increased by an amount equal to 50% of any Additional Tranche advanced to Borrower hereunder.

(ii)	Net Debt to TTM EBITDA Ratio. At all times, the Borrower shall maintain a Net Debt to TTM EBITDA Ratio of no more than 6:1.

(iii)	Cash Balance. The Borrower will maintain at all times a minimum positive cash balance equal to (i) One Million Dollars ($1,000,000), if the aggregate principal amount of the Third Tranche and all Additional Tranches advanced to Borrower hereunder (whether or not then outstanding) is below $15,000,000, (ii) or Two Million Dollars ($2,000,000), if the aggregate principal amount of the Third Tranche and all Additional Tranches advanced to Borrower hereunder (whether or not then outstanding) is $15,000,000 or above, and shall prepare a statement in accordance with GAAP setting forth the aggregate amount of cash and cash equivalents held by the Borrower, which statement shall be certified by the Chief Executive Officer and Chief Financial Officer of the Borrower (the “Cash Balance Statement”).

(iv)	Minimum Revenues. The Borrower will maintain minimum Consolidated gross income of Twenty Million Dollars ($20,000,000) for the twelve (12) months ending on September 30, 2017 and for the twelve (12) month period ending on the last day of each Fiscal Quarter thereafter, provided that the required minimum Consolidated gross income amount shall be increased by an amount equal to 200% of any Additional Tranche advanced to Borrower hereunder (whether or not then outstanding).

(aa) Observer Rights. Until the repayment and performance in full of all of the Obligations and the termination of this Agreement Lender shall be entitled to designate one individual (the “Lender’s Nominee”), to be an observer to the Borrower’s board of directors (the “Board”), and so long as Lender’s Nominee serves as an observer of the Board, to observe the Board’s Audit and Compensation Committee.

9.2	Negative Covenants.

So long as this Agreement is in force and except as otherwise permitted by the prior written consent of Lender, the Borrower shall not and shall ensure that the Loan Parties (individually or collectively) shall not:

(a) Disposition of Property. Except for Permitted Dispositions, dispose of, in one transaction or a series of transactions, all or any part of its Property, whether now owned or hereafter acquired.

(b) No Consolidation, Amalgamation, Merger, etc. Consolidate, amalgamate or merge with any other Person, export a corporation into a jurisdiction outside of the United States, enter into any corporate reorganization or other transaction intended to effect or otherwise permit a change in its existing corporate or capital structure, liquidate, wind-up or dissolve itself, or permit any liquidation, winding-up or dissolution unless prior written approval has been received by Lender and such documentation as is required by counsel to Lender is delivered concurrently with such transaction.

(c) No Change of Name. Change its name or change its jurisdiction of incorporation or formation in each case without providing Lender with fifteen (15) days’ prior written notice thereof.

(d) No Debt. Create, incur, assume or permit any Debt to remain outstanding, other than Permitted Debt.

(e) Operating Leases. Create, incur, assume or permit obligations outstanding in respect to operating leases (which, for greater certainty, does not include leases of real property) such that the aggregate annual payments due on such leases exceeds $250,000.

(f) No Distributions. Make any Distribution except Permitted Distributions.

(g) No Lien. Create, incur, assume or permit to exist any Lien upon any of its Property except a Permitted Lien.

(h) Acquisitions. Make any Acquisitions except:

(a) provided that no Event of Default has occurred and is continuing (or would result from such Acquisition), an Acquisition of any other Person or of all or part of the Property of any other Person or of all or part of any division, business, operation or undertaking of any other Person where the business of such Person is the same or substantially the same as, similar, complementary or related to, the Business and the aggregate consideration payable in respect of such Acquisition (including, without limitation, any deferred consideration) is not more than $100,000, and further provided that any Person acquired becomes a guarantor (and a “Loan Party”) hereunder and otherwise complies with Section 9.2(r)) and any property acquired pursuant to such Acquisition becomes Collateral subject to the Security (including, without limitation, any shares of any Subsidiary); or

(ii) exercise of the Borrower’s right to repurchase Lender Option as permitted under Lender Option; or

(iii) a Qualified Acquisition that is financed by the Lender pursuant to an Additional Tranche in accordance with Section 2.2 or a third party financing in accordance with Section 2.2(d), or

(iv) subject to the written consent of the Lender (not to be unreasonably withheld), Unfunded Qualified Acquisitions, provided that the aggregate value of the consideration payable for all Unfunded Qualified Acquisitions in the 365 days preceding any Unfunded Qualified Acquisition (including, for certainty, consideration payable for the proposed Unfunded Qualified Acquisition) fifty percent (50%) or less of TTM EBITDA.

(i) No Change to Year End. Make any change to its Fiscal Year.

(j) Location of Assets in Other Jurisdictions. Except for any Property in transit in the ordinary course of business, acquire any Property outside of the jurisdictions identified in Schedule 7.1(s) or move any Property from one jurisdiction to another jurisdiction where the movement of such Property would cause the Lien of the Security over such Property to cease to be perfected under Applicable Law, or suffer or permit in any other manner any of its Property to not be subject to the Lien of the Security or to be or become located in a jurisdiction as a result of which the Lien of Security over such Property is not perfected, unless (i) Borrower has first given thirty (30) days’ prior written notice thereof to Lender, and (ii) the applicable Loan Party has first executed and delivered to Lender all Security and all financing or registration statements in form and substance satisfactory to Lender which Lender or its counsel, acting reasonably, from time to time deem necessary or advisable to ensure that the Security at all times constitutes a perfected first-priority Lien (subject only to Permitted Liens) over such Property notwithstanding the movement or location of such Property as aforesaid together with such supporting certificates, resolutions, opinions and other documents as Lender may deem necessary or desirable in connection with such security and registrations.

(k) Amendments to Organizational Documents. Amend any of its Organizational Documents in a manner that would be prejudicial to the interests of Lender under the Loan Documents.

(l) Amendments to other Documents. Amend, vary or alter any Material Contract, Material License or material License Agreement or any other contract or agreement in any manner which could reasonably be expected to be material to the financial condition, property, assets, operations or business of any Loan Party.

(m) Non-Arm’s Length Transactions. Except as contemplated by Section 9.2(f), effect any transactions with any Person not dealing at Arm’s Length unless such transaction is on market terms and consistent with transactions with Persons at Arm’s Length.

(n) Employment Arrangements. Without limiting anything else set forth herein or in any other Loan Document, not (i) enter into any one or more Employment Arrangement with any Person where after the entering into of such Employment Arrangement(s) the aggregate base compensation payable to such Person by the Borrower and the Subsidiaries is more than $500,000 per Fiscal Year, or (ii) increase the compensation payable (directly or indirectly) to any Person pursuant to any Employment Arrangement(s), or make any other changes to any Employment Arrangement(s), where the aggregate base compensation payable (directly or indirectly) to any Person by the Borrower and the Subsidiaries after such increase or change will be more than $500,000 per Fiscal Year (including, for certainty, increases to the base compensation payable where the amount payable prior to any increase or change is already above $500,000 per Fiscal Year), in each case without the prior written consent of the Lender, such consent not to be unreasonably withheld.

(o) Sale and Leaseback. Enter into any arrangement with any Person providing for the leasing by any Loan Party, as lessee, of Property which has been or is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or the lease obligation of such Loan Party.

(p) Employee Loans. Make any loans or advances to an employee of any Loan Party other than loans in an aggregate amount (for all Loan Parties) not to exceed $100,000 provided that such loans are used to purchase Equity Interests in Borrower and at the time of the loan no Default or Event of Default exists.

(q) Deposit Accounts and Securities Accounts. The Loan Parties will not have any Permitted Cash Investments, cash or Equity Interests in any single Deposit Account or Securities Account located in the United States, Canada or any other jurisdiction where security interests in such accounts can be perfected by agreement (other than payroll accounts), where the balance in such Deposit Account or Securities Account is in excess of $100,000 at any one time unless such Loan Party and the applicable securities intermediary or deposit-taking institution have entered into a Control Agreement or similar agreement governing such Deposit Account or Securities Account in order to perfect (and further establish) the security interests in favour of Lender under the Security Documents in such Permitted Cash Investments, cash or Equity Interests, except that (i) in the case of any Permitted Cash Investments, cash or Equity Interests in any single Deposit Account or Securities Account in existence on the Closing Date, such Loan Party will within sixty (60) days of the Closing Date enter into a Control Agreement or similar agreement governing such Deposit Account or Securities Account in order to perfect (and further establish) the security interests in favour of Lender under the Security Documents in such Permitted Cash Investments, cash or Equity Interests; and (ii) the requirements of this proviso will not apply to any Deposit Account or Securities Account that is required in connection with a Qualified Acquisition until sixty (60) days following the date such acquisition is consummated. The aggregate amount of all Permitted Cash Investments, cash and Equity Interests in all Deposit Accounts and all Securities Accounts owned by the Loan Parties for which a Control Agreement has not been delivered shall not exceed $200,000 at any time. Notwithstanding the foregoing, the proceeds of the Third Tranche advanced by the Lender on the Closing Date and any Additional Tranches advanced thereafter shall be immediately deposited in and at all times thereafter held only in Deposit Accounts that are subject to Control Agreements and, for certainty, the transfer of all or any portion of the proceeds of the Third Tranche or any Additional Tranches to any other Deposit Account at any time shall constitute an Event of Default hereunder.

(r) New Subsidiaries. Create or acquire any Subsidiary after the date of this Agreement (other than Special Purpose Entities otherwise permitted hereunder), including in respect of any Subsidiaries acquired as part of an Acquisition permitted under this Agreement, unless: (i) such Subsidiary exists pursuant to the laws of a state of the United States of America or of a province of Canada; (ii) all of the issued and outstanding Equity Interests of such Subsidiary is owned by a Loan Party and pledged to the Lender as security for the Obligations; (iii) such new Subsidiary provides a legal, valid and enforceable guarantee in favour of Lender and first-ranking security in all relevant jurisdictions; supported in each case by appropriate certificates, estoppels, consents, corporate deliverables and legal opinions, the whole in form and substance satisfactory to Lender.

(s) Capital Expenditures. Without prior written consent of Lender, which consent will not be unreasonably withheld, the Loan Parties may not make any Capital Expenditures which exceed in any Fiscal Year an aggregate of $500,000.

(t) Compensation. Make any material changes to employee or management compensation practices other than changes which are customary and reasonable in a business similar to the Business.

9.3	Entitled to Perform Covenants.

If any of the Loan Parties fails to perform any covenant contained in this Article 9, or in any other provision hereof or of any of the other Loan Documents, Lender may perform in any manner deemed fit by it without thereby waiving any rights to enforce this Agreement or the other Loan Documents, any such covenant capable of being performed by it and if any such covenant requires the payment of money, Lender may make such payments. All sums so expended by Lender shall be deemed to form part of the Obligations, shall bear interest at the same rate as the Loan and shall be payable by the Borrower on demand.

ARTICLE 10 - CONDITIONS PRECEDENT

10.1	Conditions Precedent to Loan.

The effectiveness of this Agreement and Lender’s obligation to fund the Third Tranche amount shall be subject to the following conditions precedent having been met to the satisfaction of Lender, or, alternatively, waived in writing by Lender:

(a) this Agreement shall have been executed and delivered by all parties hereto;

(b) the Loan Parties shall have executed and delivered to Lender the Loan Documents to which each is a party including, without limitation, the Security Documents;

(c) Lender shall have received certified copies of the Organizational Documents of the Loan Parties, the resolutions authorizing the execution, delivery and performance of the Loan Parties’ respective obligations under the Loan Documents to which they are a party and the transactions contemplated therein, and the incumbency of the officers of each Loan Party;

(d) copies of all shareholder, limited liability and partnership agreements, if any, applicable to the Loan Parties, certified by Borrower to be true, shall have been delivered to Lender’s satisfaction;

(e) certificates of status or good standing, as applicable, for all relevant jurisdictions of each Loan Party shall have been delivered to Lender;

(f) Borrower shall be in compliance in all material respects with all (if any) Material Contracts and Material Licenses to the satisfaction of Lender and copies of all Material Contracts and Material Licenses if any, applicable to Borrower, shall have been delivered to Lender;

(g) evidence of repayment in full of all Debt that is not Permitted Debt owing by the Loan Parties to any third party lenders to the Loan Parties concurrent with the Loan shall have been delivered to Lender;

(h) releases, discharges, estoppels and postponements with respect to all Liens which are not Permitted Liens, if any, shall have been delivered to Lender;

(i) payment of all amounts and fees payable to Lender;

(j) duly executed copies of the Security shall have been delivered to Lender and such financing statements or other registrations of such Security, or notice thereof, shall have been filed, registered, entered or recorded in all offices of public record necessary or desirable in the opinion of Lender to preserve or protect the charges and security interests created thereby;

(k) the share certificates of the Subsidiaries pledged in favour of the Lender pursuant to the Security Documents shall have been delivered to the Lender, duly endorsed in blank (to be delivered within 10 days of the Closing Date);

(l) a letter of opinion of counsel to the Borrower along with the opinions of local counsel for Borrower shall have been delivered to Lender. Such opinions shall, amongst other things, confirm that the existing Security and any additional Security delivered in connection with the Loan is first ranking security in favour of Lender in respect to all of the Obligations;

(m) the Borrower shall have delivered to Lender certificates of insurance acceptable to Lender showing, inter alia, Lender as a first loss payee as its interest may appear on all insurance policies that insure the assets to be secured by the Security;

(n) no Default or Event of Default has occurred and is continuing on the Closing Date or would result from making the Third Tranche;

(o) all representations and warranties made by the Loan Parties in the Loan Documents are true and correct in all material respects;

(p) no Material Adverse Effect has occurred;

(q) all outstanding obligations following the acquisitions of Nomad and FNL have been satisfied;

(r) Lender shall have received such additional evidence, documents or undertakings as Lender shall reasonably request to establish the consummation of the transactions contemplated hereby and be satisfied, acting reasonably, as to the taking of all proceedings in connection herewith in compliance with the conditions set forth in this Agreement;

(s) Lender shall have completed all due diligence which it considers necessary or appropriate in its discretion in regard to the Loan Parties and their Property, books and records, operations, prospects and condition (financial or otherwise), including, without limitation, in regards to past and ongoing compliance with Applicable Laws (including Environmental Laws), union and labour relations and pension matters;

(t) Lender shall have received a duly completed Perfection Certificate with respect to all of the Loan Parties; and

(u) Lender shall have received the Origination Fee (Section 4.6) and the Work Fee (Section 4.7).

10.2	Additional Condition Precedent to Loan in favour of Borrower

At the request of the Borrower, and as a condition precedent to the effectiveness of the Borrower’s obligations hereunder (unless waived by the Borrower), the Lender shall have executed and delivered the Irrevocable Proxy to be dated as of the date hereof with respect to the common shares of the Borrower, duly countersigned by the Chief Executive Officer of the Borrower.

ARTICLE 11 – EVENTS OF DEFAULT

11.1	Events of Default.

The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a) the failure of the Borrower to pay any principal hereunder when due; or

(b) the failure of the Borrower or any other Loan Party to pay any interest or other Obligations (other than principal hereunder) when due, which failure continues unremedied for three (3) Business Days; or

(c) the failure of (i) Borrower or any other Loan Party to perform, keep or observe in a material respect any of the financial covenants in Section 9.1(z) of this Agreement, (ii) a Loan Party to perform, keep or observe any of the other covenants, conditions, promises, agreements or obligations under this Agreement (other than as described in Sections 11.1(a) and (b) and other than those covenants, conditions, promises, agreements or obligations referred to in (i) above) or in any of the Loan Documents, in each case which failure is not cured within thirty (30) days of receipt of written notice from Lender of such failure; or

(d) the making or furnishing by a Loan Party or any director or officer thereof to Lender of any representation, warranty, certificate, schedule, report or other communication of a material nature within or in connection with this Agreement or the Loan Documents, which is untrue or misleading in any material respect when made; provided that, no Event of Default under this Section 11.1(d) will occur if such representation, warranty or other communication was not intentionally untrue or misleading, is capable of being corrected within thirty (30) days of being made and is diligently corrected within such thirty (30) day period; or

(e) if a Loan Party ceases or threatens to cease to carry on business generally or admits it inability or fails to pay its debts generally; or

(f) if (i) the Debt under any subordinated loan agreement is accelerated by lender thereunder, (ii) a Loan Party fails to make any payment when such payment is due and payable to any Person in relation to any indebtedness for borrowed money or other indebtedness or liabilities arising in respect of any other Debt which in the aggregate principal amount then outstanding is in excess of $100,000 and such payment is not made within any applicable cure or grace period; or (iii) a Loan Party defaults in the observance or performance of any other agreement or condition in relation to any such indebtedness to any Person which in the aggregate principal amount then outstanding is in excess of $100,000 or contained in any instrument or agreement evidencing, securing or relating thereto and such default is not waived or cured within any applicable cure or grace period; or

(g) if a Loan Party denies its obligations under any Loan Document or claims any of the Loan Documents to be invalid or withdrawn in whole or in part; or

(h) any of the Loan Documents or any material provision of any of them becomes unenforceable, unlawful or is changed by virtue of legislation or by a court, statutory board or commission, in each case in a manner that is adverse to Lender, if a Loan Party does not, within fifteen (15) Business Days of receipt of notice of such Loan Document or material provision becoming unenforceable, unlawful or being changed and being provided with any required new agreement or amendment for execution by Lender (acting reasonably), replace such Loan Document with a new agreement that is in form and substance satisfactory to Lender or amend such Loan Document to the satisfaction of Lender; or

(i) if a decree or order of a court of competent jurisdiction is entered adjudging a Loan Party a bankrupt or insolvent or approving a petition seeking the winding-up of a Loan Party under the United States Bankruptcy Code, the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada) or any other bankruptcy, insolvency or analogous laws, including any analogous or corresponding provision of applicable Australian law, or issuing sequestration or process of execution against any substantial part of the Property of a Loan Party or ordering the winding up or liquidation of its affairs; or

(j) if a Loan Party becomes insolvent, makes any assignment in bankruptcy or makes any other similar assignment for the benefit of creditors, makes any proposal under the United States Bankruptcy Code, the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), the Corporations Act 2001 (Cth) or any comparable law, including any analogous or corresponding provision of applicable Australian law, seeks relief under any other bankruptcy, insolvency or analogous law, is adjudged bankrupt, files a petition or proposal to take advantage of any act of insolvency, consents to or acquiesces in the appointment of a trustee, receiver, receiver and manager, interim receiver, custodian, sequestrator or other Person with similar powers of itself or of all or any substantial portion of its assets, or files a petition or otherwise commences any proceeding seeking any reorganization, arrangement, composition or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting creditors’ rights or consents to, or acquiesces in, the filing of such a petition; or

(k) if any proceeding or filing shall be instituted or made against a Loan Party seeking to have an order for relief entered against a Loan Party as debtor or to adjudicate it bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition under any law relating to bankruptcy, insolvency, reorganization or relief or debtors (including, without limitation, the United States Bankruptcy Code the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), the Corporations Act 2001 (Cth) or any comparable law, including any analogous or corresponding provision of applicable Australian law) or seeking appointment of a receiver, trustee, custodian or other similar official for a Loan Party and the Winding-Up and Restructuring Act (Canada) or for any substantial part of its properties or assets unless the same is being contested actively and diligently in good faith by appropriate and timely proceedings and is dismissed, vacated or permanently stayed within thirty (30) days of institution; or

(l) if a Person takes possession by appointment of a receiver, receiver and manager, or otherwise of any material portion of the Property of a Loan Party; or

(m) if a final judgment, execution, writ of seizure and sale, sequestration or decree for the payment of money due shall have been obtained or entered against a Loan Party in an amount in excess of $100,000 and such judgment, execution, writ of seizure and sale, sequestration or decree shall not have been and remain vacated, satisfied, discharged or stayed pending appeal within the applicable appeal period; or

(n) if any of the Security shall cease to be a valid and perfected first-priority security interest subject only to Permitted Liens and the Borrower or the applicable Loan Party shall have failed to remedy such default within fifteen (15) Business Days of the Borrower becoming aware of such fact; or

(o) if an event of default occurs under any Material Contract or Material License of Borrower and which is committed by a Loan Party (other than an event of default specifically dealt with in this Section) and such event of default has or would reasonably be expected to have a Material Adverse Effect and is not remedied within fifteen (15) days after the Borrower becomes aware of such event of default; or

(p) if any of the following events shall occur with respect to any Pension Plan:

(i) the institution of any steps by a Loan Party or any member of its Controlled Group or any applicable regulatory authority to terminate a Pension Plan (wholly or in part) if, as a result of such termination, a Loan Party may be required to make an additional contribution to such Pension Plan, or to incur an additional liability or obligation to such Pension Plan or ERISA Plan, equal to or in excess of $100,000 or the equivalent thereof in another currency; or

(ii) any Reportable Event or Prohibited Transaction occurs; or

(iii) a contribution failure occurs with respect to any ERISA Plan maintained by a Loan Party or any member of its Controlled Group sufficient to give rise to a lien or charge under Section 302(f) of ERISA or under any applicable pension benefits legislation in any other jurisdiction; or

(q) if a Change of Control occurs; or

(r) all or any material part of the Property of a Loan Party shall be nationalized, expropriated or condemned, seized or otherwise appropriated, or custody or control of such Property of a Loan Party shall be assumed by any Governmental Authority or any court of competent jurisdiction at the instance of any Governmental Authority, in each case which has or would reasonably be expected to have a Material Adverse Effect except where contested in good faith by proper proceedings diligently pursued where a stay of enforcement is in effect; or

(s) if any order is made by any Governmental Authority in relation to the Borrower, or there is any change of law, or the interpretation or administration therefore, in each case, which in the reasonable opinion of Lender, operates to prevent or restrict the trading of the common shares of the Borrower.

11.2	Acceleration and Termination of Rights.

If any Event of Default shall occur and be continuing, all Obligations owing by the Borrower under the Loan Documents shall, at the option of Lender, become immediately due and payable, all without notice, presentment, protest, demand, notice of dishonour or any other demand or notice whatsoever, all of which are hereby expressly waived by Borrower; provided, if any Event of Default described in Section 11.1(e), 11.1(i) through 11.1(k) with respect to the Loan Parties shall occur, the outstanding principal amount of the Loan and all other Obligations shall automatically be and become immediately due and payable. In such event Lender may, in its discretion, exercise any right or recourse and/or proceed by any action, suit, remedy or proceeding against the Loan Parties authorized or permitted by law for the recovery of all the Obligations of the Loan Parties to Lender and proceed to exercise any and all rights hereunder and under the Security and no such remedy for the enforcement of the rights of Lender shall be exclusive of or dependent on any other remedy but any one or more of such remedies may from time to time be exercised independently or in combination.

11.3	Remedies Cumulative and Waivers.

For greater certainty, it is expressly understood and agreed that the rights and remedies of Lender hereunder or under any other Loan Document or instrument executed pursuant to this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in this Agreement or any other Loan Document shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which Lender may be lawfully entitled for such default or breach. Any waiver by Lender of the strict observance, performance or compliance with any term, covenant, condition or other matter contained herein and any indulgence granted, either expressly or by course of conduct, by Lender shall be effective only in the specific instance and for the purpose for which it was given and shall be deemed not to be a waiver of any rights and remedies of Lender under this Agreement or any other Loan Document as a result of any other default or breach hereunder or thereunder.

11.4	Saving.

Lender shall not be under any obligation to the Loan Parties or any other Person to realize any Collateral or enforce the Security or any part thereof or to allow any of the Collateral to be sold, dealt with or otherwise disposed of. Lender shall not be responsible or liable to the Loan Parties or any other Person for any loss or damage upon the realization or enforcement of, the failure to realize or enforce the Collateral or any part thereof or the failure to allow any of the Collateral to be sold, dealt with or otherwise disposed of or for any act or omission on their respective parts or on the part of any director, officer, agent, servant or adviser in connection with any of the foregoing, except that Lender may be responsible or liable for any loss or damage arising from the wilful misconduct or gross negligence of Lender.

11.5	Third Parties.

No Person dealing with Lender or any agent of Lender shall be required to inquire whether the Security has become enforceable, or whether the powers which Lender is purporting to exercise have been exercisable, or whether any Obligations remain outstanding upon the security thereof, or as to the necessity or expediency of the stipulations and conditions subject to which any sale shall be made, or otherwise as to the propriety or regularity of any sale or other disposition or any other dealing with the Collateral charged by such Security or any part thereof.

11.6	Set-Off or Compensation.

In addition to and not in limitation of any rights now or hereafter granted under Applicable Law, if repayment is accelerated pursuant to Section 11.2, Lender may at any time and from time to time without notice to the Borrower or any other Loan Party or any other Person, any notice being expressly waived by the Borrower or any Loan Party, set-off and compensate and apply any and all deposits, general or special, time or demand, provisional or final, matured or unmatured, and any other indebtedness at any time owing by Lender, to or for the credit of or the account of the Borrower, against and on account of the Obligations notwithstanding that any of them are contingent or unmatured.

ARTICLE 12 - INDEMNIFICATION, ETC.

12.1	General Indemnity.

The Borrower agrees to (and to cause the other Loan Parties to) defend (with counsel satisfactory to Lender), protect, indemnify and hold harmless Lender, and each of its Affiliates, and Subsidiaries, and its respective officers, directors, employees, legal counsel and agents (each an “Indemnified Party”) from and against any and all obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the fees (on a solicitor-client basis) of one legal counsel (unless it would be inappropriate for one counsel to represent all Indemnified Parties due to a conflict of interest or otherwise in which case, all legal counsel for each Indemnified Party) in connection with any investigative, administrative or judicial proceedings, whether or not any Indemnified Party shall be designated a party thereto), (collectively, “Losses”) which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, provincial, state or local laws or regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, the making and/or the management of the Loan or the use or intended use of the proceeds of the Loan; provided, however that the Borrower shall have no obligation hereunder to any Indemnified Party to the extent that such Losses were caused by or resulted from the wilful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable against the Borrower because it violates any law or public policy, the Borrower shall satisfy such undertaking to the maximum extent permitted by Applicable Law. Any Losses covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the Deemed Interest Rate from the date incurred by each Indemnified Party until paid in full, be added to the Obligations and be secured by the Collateral. The provisions of this Section 12.1 shall survive the satisfaction and payment of all Obligations and the termination of this Agreement.

12.2	Taxes.

All payments made by any other Loan Party under this Agreement and the Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, assessments, imposts, deductions, charges, or withholdings imposed by any foreign, federal, provincial, state, local or other jurisdiction or any Governmental Authority thereof or political subdivision or taxing authority therein, excluding taxes imposed on the net income or the capital of Lender (all such non-excluded taxes being hereinafter called “Taxes”). If any Taxes are required to be withheld from any amounts so payable to Lender hereunder or under any Loan Documents the amounts so payable shall be increased to the extent necessary to yield to the recipient (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement or any other Loan Documents. If the Borrower is required by Applicable Law to make any deduction or withholding on account of any Taxes or other amount from any sum paid or expressed to be payable to Lender under this Agreement or any other Loan Document, then: (i) such Loan Party shall notify Lender of any such requirement or any change in any such requirement as soon as it becomes aware of it; (ii) such Loan Party shall pay any such Taxes or other amount before the date on which penalties attached thereto become due and payable; (iii) the sum payable by the Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the recipient receives on the due date and retains (free from any liability in respect of any such deduction, withholding or payment) a sum equal to that which it would have received and so retained had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after payment of any sum from which the Borrower is required by Applicable Law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Taxes or other amount which it is required by clause (ii) above to pay, it shall deliver to Lender all such certified documents and other evidence as to the making of such deduction, withholding or payment as (A) are reasonably satisfactory to Lender as proof of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority and (B) are reasonably required by Lender to enable it to claim a tax credit with respect to such deduction, withholding or payment. If a Loan Party fails to pay any Taxes when due to the appropriate taxing authority, such Loan Party shall indemnify Lender for any incremental taxes, interest or penalties that may become payable by Lender as a result of any such failure. The provisions of this Section 12.2 shall survive the satisfaction and payment of all Obligations and the termination of this Agreement.

ARTICLE 13 - GENERAL PROVISIONS

13.1	Notice.

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by facsimile or other means of electronic communication or by hand delivery as hereinafter provided. Any such notice, if sent by fax or other means of electronic communication, shall be deemed to have been received on the day of sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below. Notices of change of address shall also be governed by this Section 13.1. Notices and other communications shall be addressed as follows:

(a)	if to the Borrower:

Synergy CHC Corp.

c/o Jack Ross

865 Spring Street

Westbrook, Maine 04092

Fax:

E-mail:	jack.ross@purebrands.ca

with a copy to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

U.S.A.

Attention:	W. David Mannheim, Esq.
Fax No.	(919) 781-4865
E-mail:	dmannheim@wyrick.com

(b)	if to Lender:

Knight Therapeutics (Barbados) Inc.

The Business Center

Upton, St. Michael

BB11103

Barbados, WI

Attention:	Michel Loustric, President
E-mail	mloustric@gudknight.com

with a copy to:

Knight Therapeutics Inc.

3400 De Maisonneuve W., Suite 1055

Montreal Quebec

Canada H3Z 3B8

Attention:	Samira Sakhia, President
E-mail	ssakhia@gud-knight.com

and with a copy to:

Davies Ward Phillips & Vineberg LLP

900 Third Avenue

24th Floor

New York, NY 10022

U.S.A.

Attention:	Dan Wolfensohn
Telecopier:	(212) 308-0132
E-mail	dwolfensohn@dwpv.com

13.2	Choice of Governing Law and Construction.

Except as expressly set forth therein, pursuant to Section 5-1401 of the New York General Obligations Law, this Agreement and the other Loan Documents (unless expressly stated otherwise in the other Loan Documents) shall be governed by the laws of the State of New York therein as to interpretation, enforcement, validity, construction, effect, and in all other respects, including, without limitation, the legality of the interest rate and other charges, but excluding perfection and realization of the security interests and hypothecs in the Collateral, which shall be governed and controlled by the laws of the relevant jurisdiction.

13.3	Attornment.

Pursuant to Section 5-1402 of the New York General Obligations Law, the parties hereto irrevocably submit and attorn to the non-exclusive jurisdiction of the courts of the State of New York for all matters arising out of, or in connection with, this Agreement and the other Loan Documents.

13.4	Press Releases.

Each party hereto agrees that it will promptly provide the other party with drafts of any press releases relating to the subject matter hereof, including the entering into of this Agreement, for review and comment prior to the issuance thereof, such review and comments not to be unreasonably withheld or delayed.

13.5	Modification and Benefit of Agreement.

This Agreement and the other Loan Documents may not be modified, altered or amended except by an agreement in writing signed by the Borrower and Lender. The Borrower may not sell, assign or transfer this Agreement, or the other Loan Documents or any portion thereof including, without limitation, the Borrower’s right, title, interest, remedies, powers or duties thereunder. The sale, assignment, transfer or other disposition by Lender, at any time and from time to time hereafter, of this Agreement, or the other Loan Documents, or of any portion thereof, or participation therein including, without limitation, the right, title, interest, remedies, powers and/or duties of Lender thereunder will require the prior written consent of the Borrower (not to be unreasonably withheld or delayed), unless an Event of Default is continuing or unless such sale, assignment, transfer or other disposition is to an Affiliate or Associate of Lender. The Borrower agrees that it shall execute and deliver such documents as Lender may request in connection with any such sale, assignment, transfer or other disposition. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and permitted assigns.

13.6	Power of Attorney.

The Borrower acknowledges and agrees that its appointment of Lender as its attorney and agent for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Obligations are paid in full and this Agreement is terminated.

13.7	Waivers, Confidentiality, Information Sharing.

(a) In no event shall any party hereto be liable for lost profits or other special or consequential damages.

(b) To the maximum extent permitted by Applicable Law, the Borrower hereby waives all rights to a hearing of any kind prior to the exercise by Lender of its rights to repossess the Collateral without judicial process or to reply, attach or levy upon such Collateral without prior notice or hearing.

(c) To the maximum extent permitted by Applicable Law, the Borrower hereby waives demand, presentment, protest and notice of nonpayment.

(d) Failure of Lender, at any time or times hereafter, to require strict performance by any Loan Party of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of a Default or Event of Default under this Agreement or any default under any of the Loan Documents shall not suspend, waive or affect any other Default or Event of Default under this Agreement or any other default under any of other Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of Lender in the exercise of any right or remedy under this Agreement or any other Loan Documents shall preclude any other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of the Loan Parties contained in this Agreement or any of the other Loan Documents and no Default or Event of Default under this Agreement or default under any of the other Loan Documents shall be deemed to have been suspended or waived by Lender unless such suspension or waiver is in writing, signed by duly authorized officer(s) of Lender and directed to the Loan Parties specifying such suspension or waiver.

(e) The Borrower hereby agrees and acknowledges that Lender shall be permitted to share with any of its Affiliates, any information concerning the Loan Parties, this Agreement and all other Loan Documents, and the subject matter thereof, that Lender has or will have in its possession.

13.8	Timing of Payments.

Any payment received by Lender after 3:00 p.m. (New York time) on a Business Day, or on any day that is not a Business Day, shall be credited to the account of the Borrower on the following Business Day.

13.9	Judgment Currency.

If in the recovery by Lender of any amount owing hereunder in any currency, judgment can only be obtained in another currency and because of changes in the exchange rate of such currencies between the date of judgment and payment in full of the amount of such judgment, the amount of recovery under the judgment differs from the full amount owing hereunder, the Borrower shall pay any such shortfall to Lender, and such shortfall can be claimed by Lender against the Borrower as an alternative or additional cause of action and any surplus received by Lender will be repaid to the Borrower.

13.10	Severability.

If any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

13.11	Conflicts.

In the event there occurs any conflict or inconsistency between any provision hereof and any provision of the other Loan Documents, the provision hereof, to the extent of any such conflict or inconsistency, shall govern.

13.12	Entire Agreement.

This Agreement and the other Loan Documents embody the entire agreement and understanding between the parties hereto and thereto and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof and may not be contradicted by evidence of prior or contemporaneous agreements of the parties. There are no unwritten oral agreements between the parties related to the subject matter of this Agreement and the other Loan Documents.

13.13	Counterpart Execution/Electronic Delivery.

This Agreement may be executed in counterpart and delivered by fax or other electronic means of delivery.

13.14	Interpretation.

From and after the date hereof, all references in the Loan Documents to the “Loan Agreement” (or words of similar import) shall be deemed to be references to this Amended and Restated Loan Agreement, as may otherwise be amended, restated, supplemented or otherwise modified from time to time. All references in any of the Loan Documents to the “Loan Documents” shall mean the Loan Documents as amended by this Amended and Restated Loan Agreement, as may otherwise be amended, restated, supplemented, confirmed or otherwise modified from time to time.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Borrower has duly executed this Agreement as of the date set out on the first page hereof.

KNIGHT THERAPEUTICS (BARBADOS) INC.

Per:	/s/ Michel Loustric
Name:	Michel Loustric
Title:	President

SYNERGY CHC CORP.

Per:	/s/ Jack Ross
Name:	Jack Ross
Title:	CFO and Corporate Secretary

Per:	/s/ Jack Ross
Name:	Jack Ross
Title:	CEO

Signature Page – Loan Agreement

SCHEDULE 8.2

COMPLIANCE CERTIFICATE

TO:	KNIGHT THERAPEUTICS (BARBADOS) INC.

Chancery House, High Street

Bridgetown, St. Michael

BB 11128, Barbados WI

Attention:	Michel Loustric
Telecopier:	1-246-431-0076

FROM:	SYNERGY CHC CORP.

DATE:	●, 201●

1. This Compliance Certificate is delivered to you, as Lender, pursuant to the Amended and Restated Loan Agreement made as of ●, 2017 between the Borrower and Lender, as amended, supplemented, restated or replaced from time to time (the “Loan Agreement”). All defined terms set forth, but not otherwise defined, in this notice shall have the respective meanings set forth in the Loan Agreement, unless the context requires otherwise.

2. I am the duly appointed • of the Borrower and am providing this Certificate pursuant to the Loan Agreement.

3. I am familiar with the Loan Agreement for purposes of delivering this Certificate.

4. The Borrower is in compliance with the Financial Covenants set forth in Section 9.1(z) of the Loan Agreement, namely:

(a) EBITDA for the twelve (12) months ending • was $•;

(b) for the Fiscal Quarter ending •, Net Debt to TTM EBITDA Ratio was •;

(c) as at ●, the cash balance was $•; and

(d) as at ●, the minimum Consolidated gross income was $•.

5. Attached as Schedule A is a list of additional Material Contracts and Material Licenses entered into since the date of the prior Compliance Certificate.

6. All rent payable to any landlord of leased real premises is up to date and there is no default by the Borrower under any such lease.

7. As of the date hereof, the Borrower is and will be in compliance with all of the terms and conditions of the Loan Agreement to which it is a party and no Default or Event of Default is continuing under the Loan Agreement.

IN WITNESS WHEREOF, I have signed this Certificate.

SYNERGY CHC CORP.

Per:
Name:	●
Title:	Chief Executive Officer

Per:
Name:	●
Title:	Chief Financial Officer

Schedule 3.1(b)

Repayment Schedule

First Tranche Repayment Schedule1

Date	Amount

30/09/2017	562.5
31/12/2017	562.5
20/01/2018	562.5

1 ($k)

Second Tranche Repayment Schedule1

Date	Amount

11/8/2017	343.75
11/9/2017	343.75
11/10/2017	343.75
11/11/2017	343.75

Third Tranche Repayment Schedule2

Date	Amount

8/11/2017	500
8/2/2018	500
8/5/2018	500
8/8/2018	500
8/11/2018	500
8/2/2019	500
8/5/2019	500
8/8/2019	500
8/11/2019	500
8/2/2020	500
8/5/2020	500
8/8/2020	4,500

1 ($k)

2 ($k)

Additional Tranche Repayment Schedule

●	sixty percent (60%) of the principal amount of any Additional Tranche shall be repaid in equal quarterly payments over the term of such Additional Tranche; and

●	forty percent (40%) of the principal amount of any Additional Tranche shall be repaid at the applicable Maturity Date of such Additional Tranche;